Exhibit 2.01
Agreement and Plan of Merger
By and Among
Glu Mobile Inc.,
Maverick Acquisition Corp.,
Awaken Limited,
Awaken (Beijing) Communications Technology Co. Ltd.,
Beijing Zhangzhong MIG Information Technology Co. Ltd.,
Beijing Qinwang Technology Co. Ltd.,
each of Wang Bin, Wang Xin, and You Yanli
and
Wang Xin, as Representative

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 28, 2007 (the “Agreement Date”) by and among Glu Mobile Inc., a Delaware corporation (“Acquirer”), Maverick Acquisition Corp., a business company incorporated under the laws of the British Virgin Islands (“Sub”), Awaken Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), Awaken (Beijing) Communications Technology Co. Ltd., a wholly foreign-owned enterprise organized under the laws of the PRC (the “WFOE”), Beijing Zhangzhong MIG Information Technology Co. Ltd., a domestic limited liability company organized under the laws of the PRC (“MIG”), Beijing Qinwang Technology Co. Ltd., a domestic limited liability company organized under the laws of the PRC (“Qinwang”), each of Wang Bin, Wang Xin and You Yanli (collectively, the “PRC Shareholders”), and Wang Xin, as the representative of the shareholders of the Company (the “Representative”).
RECITALS
     A. The Company, the WFOE, MIG and Qinwang (collectively, the “Company Entities”) are engaged in the business of developing, publishing and distribution of mobile network gaming software and computer software. The PRC Shareholders are current shareholders of MIG and Beijing Since Times Communications Technology Co. Ltd., a domestic limited liability company organized under the laws of the PRC (“Since Times”), and Wang Qi is the current sole shareholder of Qinwang.
     B. The parties intend, that subject to applicable law and the terms and conditions hereinafter set forth, Sub will merge with and into the Company (the “Merger”), with the Company to be the surviving entity of the Merger, all pursuant to the terms and conditions of this Agreement and the applicable provisions of the laws of the British Virgin Islands. Pursuant to the Merger, among other things, the current shareholders of the Company (as set forth on Schedule A hereto) (each a “Company Shareholder”) will have their shares of the Company converted into the right to receive cash and shares of Acquirer Common Stock in the manner set forth herein.
     C. The Company Shareholders have approved the terms of this Agreement and the Merger and have appointed Wang Xin as their formal legal representative to execute this Agreement on their behalf. The Board of Directors of Acquirer, Sub and the Company have each determined that the Merger is in the best interests of their respective entities and their respective securityholders, have approved the principal terms of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.
     D. Each of individuals listed on Exhibit A-1 hereto (each, a “Key Employee”), is executing and delivering to Acquirer (a) an employment agreement between such Key Employee and the New WFOE in the form attached hereto as Exhibit B-1 (a “Key Employee Employment

Agreement”) and Acquirer’s standard employee invention assignment and confidentiality agreement (the “Employee IP Agreement”), which will supersede and replace any existing employment agreement between any of the Company Entities and such Key Employee, to establish an employment relationship and specify each party’s respective rights and obligations and (b) a Non-Competition Agreement in the form attached hereto as Exhibit C-1 (a “Key Employee Non-Competition Agreement”), with each such agreement to be effective as of the Closing.
     E. The representations, warranties and covenants of the Company Entities, as set forth in Article 3, and the PRC Shareholders, as set forth in Article 3A, contained herein are a material inducement to Acquirer to enter into this Agreement and to perform its obligations hereunder.
     F. The representations, warranties and covenants of Acquirer and Sub contained herein are a material inducement to the Company to enter into this Agreement and to perform its respective obligations hereunder.
     NOW, THEREFOR, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms will have the meanings set forth below:
       1.1 “Acquirer Common Stock” means shares of common stock, par value US$0.0001 per share, of the Acquirer.
       1.2 “Acquisition Proposal” means any offer or proposal by a Person (other than Acquirer or any of its Subsidiaries) relating to: (a) any acquisition or purchase of shares or other ownership interest in any of the Company Entities or any option, warrant or other security exercisable or exchangeable for, or convertible into, shares or other ownership interest in any of the Company Entities from such Company Entity by any Person or group acting in concert representing 10% or more of the voting interest in the total outstanding voting securities or other ownership interest of such Company Entity; (b) any tender offer, exchange offer or private transaction that, if consummated, would result in any Person or group acting in concert beneficially owning shares or other ownership interest in any of the Company Entities or any option, warrant or other security exercisable or exchangeable for, or convertible into, shares or other ownership interest in any of the Company Entities representing 10% or more of the voting interest in the total outstanding voting securities or other ownership interest of such Company Entity; (c) any merger, consolidation, business combination or similar transaction involving a Company Entity pursuant to which the shareholders or owners of other ownership interest in such Company Entity immediately preceding such transaction hold less than 90% of the equity interests in (i) the surviving or resulting entity of such transaction or (ii) the parent entity of the surviving or resulting entity of such transaction; or (d) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the assets or business of such Company Entity.
       1.3 “BVIBCA” means the BVI Business Companies Act, 2004, of the British Virgin Islands.
       1.4 “Charter Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Charter Documents” of (i) a company would be its certificate of incorporation, memorandum of association, articles of association and by-laws, or equivalent documents under the state of its incorporation and (ii) a wholly foreign-owned enterprise organized under the laws of the PRC would be its approval certificate and business license.
       1.5 “Closing” is defined in Section 7.1.
       1.6 “Closing Date” is defined in Section 7.1.
       1.7 “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
       1.8 “Company Entities Transaction Expenses Certificate” means a certificate executed by each of the Chief Financial Officers of the Company Entities setting forth (a) the Expenses that have been paid as of the Effective Time and (b) the Expenses that have been incurred by the Company Entities and not paid as of the Effective Time, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amount of Expenses.
       1.9 “Company Ordinary Shares” means ordinary shares, par value US$0.01 per share, of the Company.
       1.10 “Company Ordinary Shares Amount” means an amount equal to (a) the Initial Merger Consideration divided by (b) the fully-diluted Company Ordinary Shares, as of the Effective Time.
       1.11 “Contract” means any binding contract, agreement, arrangement, binding commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent or purchase order (in each case, whether oral or in writing).
       1.12 “Damages” means, collectively, any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs.

       1.13 “Earnout Amount” means an amount of up to US$20,000,000 payable pursuant to the terms and conditions of Schedule 2.2.1 in either cash or Acquirer Common Stock, at the sole discretion of Acquirer; provided, however, that no more than 30% of the Earnout Amount shall be payable in Acquirer Common Stock.
       1.14 “Earnout Per Share Amount” means an amount equal to (a) the Earnout Amount divided by (b) the fully-diluted Company Ordinary Shares as of the Effective Time.
       1.15 “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the British Virgin Islands as a result of filing the Articles of Merger and Plan of Merger with the Registrar of Corporate Affairs pursuant to the requirements of the BVIBCA.
       1.16 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer (other than pursuant to applicable federal and state securities laws) of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).
       1.17 “Escrow Cash” means US$2,250,000.
       1.18 “Expense Certificates” is defined in Section 9.10.
       1.19 “Expense Deduction” is defined in Section 12.6.
       1.20 “Expenses” means the fees and expenses of Jun He Law Offices and any other accountants and other professional advisors acting on behalf of the Company Entities to be added that are incurred by the Company Entities in connection with the Merger, including but not limited to, the New WFOE Expenses and the actions referenced in Sections 5.7.
       1.21 “fully-diluted Company Ordinary Shares” means the aggregate number of shares of the Company (on an as-converted to Company Ordinary Shares basis) and any option, warrant or other security exercisable or exchangeable for, or convertible into, shares of the Company, in each case whether vested or unvested (each, on a fully exercised and converted to Company Ordinary Shares basis), that are (or are deemed to be) issued and outstanding immediately prior to the Effective Time.
       1.22 “GAAP” means generally accepted accounting principles.
       1.23 “Governmental Authority” is defined in Section 3.4.2.

       1.24 “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (a) any supranational law applicable in the PRC, (b) national or local laws or in the PRC, or (c) regulations promulgated under any of the above acts, laws or statutes, in each case, which are applicable to the Company Entities at the Agreement Date.
       1.25 “Initial Merger Consideration” means US$14,700,000 minus (a) the Net Working Capital Adjustment and (b) the Expenses.
       1.26 “Intellectual Property Rights” means, collectively, any and all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, hardware description language (“HDL”) code, netlists, design databases, design methodologies, design schematics, ASICs, cores, transceivers, interconnects, equalizers, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) in any jurisdiction whatsoever, whether registered or unregistered, and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers’ notes, memoranda and records.
       1.27 The “knowledge” of the Company Entities means, with respect to any fact, circumstance, event or other matter in question, (i) the actual or deemed knowledge of Wang Bin, Wang Xin, You Yanli and Rui A Ji with respect to such fact, circumstance, event or other matter after reasonable inquiry, and (ii) the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of the officers, directors, or legal or financial personnel of the Company Entities and any other employees, consultants or other service providers responsible for a principal business function of the Company Entities (and, with respect to Section 3.14, the Persons engaged in product or technology development activity for Company). Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records the Company Entities that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (c) such knowledge could be obtained from reasonable inquiry of the Persons employed or retained by the Company Entities charged with administrative or operational responsibility for such matters for the Company Entities, exercising due care.
       1.28 “Liabilities” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due, in each case that would be required by U.S. GAAP to be reflected on a balance sheet or in the notes thereto, as well as off balance sheet liabilities and obligations
       1.29 “Material Adverse Change” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, (i) is or is reasonably likely to be or become materially adverse in relation to the condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) materially impedes or delays, or is reasonably likely to materially impede or delay, such Person’s ability to consummate the transactions consummated by this Agreement in accordance with its terms and applicable legal requirements; provided that changes in the trading volume or trading prices of Acquirer’s capital stock, in and of themselves, shall not be deemed to constitute a Material Adverse Change.
       1.30 “Net Working Capital” as of any specified date means the difference obtained by subtracting (A) the aggregate consolidated total current liabilities of each of the Company Entities as of such date, from (B) the aggregate consolidated total current assets of each of the Company Entities as of such date (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with PRC GAAP applied on a consistent basis, and thereby excluding all “Fixed Assets” as of such date.) For purposes of calculating Net Working Capital: (x) current assets and “Fixed Assets” refer to the line items set forth on the Balance Sheet (as defined in Section 3.8.1), (y) current liabilities shall include all long term liabilities and exclude all Expenses incurred or paid and the effect or impact of the incurrence or payment thereof (i.e. assets and Liabilities shall be calculated as if Company Entities had not incurred or paid any Expenses) and deferred revenue, and (z) current assets shall exclude accounts receivable that are outstanding for more than 90 days or that are otherwise doubtful.
       1.31 “Net Working Capital Adjustment” means an amount equal to the difference between (a) the Net Working Capital as of the Effective Time and (b) the Net Working Capital as of the Balance Sheet Date, provided, however, that (a) if such difference is less than or equal to $25,000, the Net Working Capital Adjustment shall be zero and (b) if the acquisition of Qinwang by MIG has closed prior to the Effective Time, any expenses (including but not limited to the purchase price) incurred in connection with such acquisition shall be disregarded for purposes of calculating any Net Working Capital Adjustment.
       1.32 “New WFOE” means Maverick (Beijing) Mobile Entertainment Technology Limited, a wholly foreign-owned enterprise organized under the laws of the PRC.

       1.33 “New WFOE Expenses” means the fees and expenses of Acquirer and other professional advisors acting on behalf of the Acquirer that are incurred by Acquirer in connection with the establishment of the New WFOE, which expenses shall not exceed $4,000.
       1.34 “Person” means any individual, company (including any not-for-profit company), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
       1.35 “PRC” means the People’s Republic of China, excluding for the purposes of this definition the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.
       1.36 “Pro Rata Share” means, with respect to each Person receiving payment pursuant to Sections 2.2.1, the quotient (rounded to the seventh decimal place) obtained by dividing (a) the number of Company Ordinary Shares held by such Person immediately prior to the Effective Time, by (b) the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time.
       1.37 “Securities Act” means the United States Securities Act of 1933, as amended.
       1.38 “Spreadsheet” means a spreadsheet, in form acceptable to Acquirer and the Exchange Agent, which Spreadsheet will be prepared by the Company and dated as of the Closing Date and will set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (i) the names of all Company Shareholders and their respective addresses and, where available, taxpayer identification numbers; (ii) the number of issued and outstanding shares of Company Ordinary Shares held by each Company Shareholder (iii) the amount of cash payable to each Company Shareholder for the Company Ordinary Shares held by such Company Shareholder; (iv) the amount of cash required to be deducted and withheld from each Company Shareholder; (v) the amount of Escrow Cash to be placed in the Escrow Account on behalf of each Company Shareholder; and (vi) each Company Shareholder’s Pro Rata Share.
       1.39 “Sub Ordinary Shares” means ordinary shares, par value US$0.01 per share, of Sub.
       1.40 a “subsidiary” of a particular company (the “parent company”) means a company with respect to which the parent company owns or holds, either directly or indirectly, shares, shares of capital stock or other securities, including but not limited to Company shares, representing at least ten percent (10%) of the outstanding voting stock or shares , as applicable, of such company.
       1.41 “Tax” and “Taxes” mean all income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes,

governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions.
       1.42 “Tax return” means any return, report, declaration, form, claim for refund or information return or statement relating to any Tax, including any schedule and appendix, and including any amendment thereof as required by the relevant Government Authority in accordance such jurisdictions prevailing Tax laws and regulations.
       1.43 “Termination Right Date” means December 7, 2007, provided, however, that if the Closing shall not have occurred on or before such date or any other date that Acquirer and the Company may agree upon in writing, but on such date all of the conditions to Closing set forth in Articles 7-9 (other than conditions that by their nature are only to be satisfied as of the Closing) other than (a) the delivery of evidence satisfactory to Acquirer of the satisfaction of the covenant set forth in Section 5.7.3 by the Company Entities and the PRC Shareholders, as applicable, and (b) the conditions set forth in Sections 9.15 and 9.16 have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to Section 10.1.2 until December 21, 2007.
       1.44 “Total Merger Consideration” means an amount of up to $34,700,000, comprised of the Initial Merger Consideration and Earnout Amount, minus any Net Working Capital Adjustment and the Expenses.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2
THE MERGER
       2.1 The Merger. Subject to the termination of this Agreement as provided in Article 10 herein, the parties hereto will cause the Merger to be consummated by filing the Articles of Merger and Plan of Merger with the Registrar of Corporate Affairs in accordance with the BVIBCA on or before the Closing Date and to be effective on the Closing Date. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into the Company in a statutory merger, the separate existence of Sub will cease and the Company will be the surviving company in the Merger (the “Surviving Company”), all pursuant to the Articles of Merger and Plan of Merger and in accordance with the applicable provisions of the BVIBCA.

       2.2 Conversion and Exchange of Shares.
          2.2.1 Conversion of Company Ordinary Shares. Subject to all the terms and conditions of this Agreement, at the Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, the Company or the holders thereof (except as expressly set forth herein), be converted into the right to receive (a) the Company Ordinary Shares Amount, subject to the withholding of the Escrow Cash pursuant to Section 2.6 of this Agreement, and (b) if applicable, the Earnout Per Share Amount, at such time and as provided for in Schedule 2.2.1 (attached hereto), without interest. For the avoidance of doubt, the parties agree that after the Merger, the Company Shareholders will cease to hold any securities in the Company. The holders of Company Ordinary Shares as of the Effective Time shall not be allowed to transfer or assign their right to receive the Earnout Per Share Amount.
          2.2.2 Conversion of Sub Ordinary Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, each Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable ordinary share of the Surviving Company. Each certificate evidencing ownership of Sub Ordinary Shares will evidence ownership of such ordinary share of the Surviving Company.
          2.2.3 Cancellation of Company-Owned Ordinary Shares. Notwithstanding Section 2.2.1, each Company Ordinary Share held by the Company Entities immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.
          2.2.4 Withholding Rights. Acquirer and the Surviving Company will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Person entitled to payment under this Agreement, including any holder of Company Ordinary Share, such amounts as Acquirer or the Surviving Company is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made
       2.3 Fractional Shares. If, as a result of Section 2.2, fractional shares of Acquirer Common Stock would otherwise be issuable to the Company Shareholders, then such fractional shares shall be converted into an amount of cash equal to the product obtained by multiplying (a) the Acquirer Stock Price Per Share (as such term is defined in Section 2.10) by (b) the fraction of a share of Acquirer Common Stock that such Person would otherwise have been entitled to receive, and the number of shares of Acquirer Common Stock issued to such Company Shareholder shall be rounded down to the nearest whole share.
       2.4 Adjustments for Capital Changes. Notwithstanding any provision to the contrary in this Agreement, if at any time after the Agreement Date and prior to the Earnout Payment

Date (as defined in Schedule 2.2.1 hereto), Acquirer recapitalizes, either through a subdivision (or stock split) of any of its outstanding capital stock into a greater number of shares of capital stock, or a combination (or reverse stock split) of any of its outstanding capital stock into a lesser number of shares of capital stock, issues a stock dividend or engages in any transaction having a similar effect to the foregoing (a “Capital Change”), then the number of shares of Acquirer Common Stock issuable pursuant to subsections (b) and (c) of Section 2.2.1, as applicable, shall be appropriately, equitably and proportionately adjusted.
       2.5 Securities Laws Issues. The shares of Acquirer Common Stock to be issued in the Merger pursuant to Section 2.2 will be issued pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act, Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act, and exemptions from qualifications under any applicable state securities law. Acquirer and the Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of shares of Acquirer Common Stock in the Merger.
       2.6 Escrow. At the Effective Time, Acquirer will withhold a pro rata amount, based upon each Company Shareholders’ ownership of the Company Ordinary Shares, of the Escrow Cash from the cash payable at the Effective Time to each Company Shareholder in the Merger upon conversion of such Company Shareholder’s shares of outstanding Company Ordinary Shares and deposit the Escrow Cash by wire transfer of immediately available funds to an interest bearing account (the “Escrow Account”) opened with U.S. Bank (the “Escrow Agent”) as set forth in the escrow agreement (the "Escrow Agreement”) by and between Acquirer, the Escrow Agent and the Representative (attached hereto as Exhibit D). The Escrow Cash will constitute partial security for the indemnification obligations of the Company Shareholders pursuant to Article 11. Any interest accrued on the Escrow Cash that is payable to the Company Shareholders shall be paid to the Company Shareholders on a pro rata basis based on each Company Shareholders’ Pro Rata Share. The cost of escrowing the Escrow Cash shall be borne by the Company Shareholders.
       2.7 Effects of the Merger.
          2.7.1 General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the BVIBCA and of PRC law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Company, and all Liabilities and duties of the Company and Sub will become the Liabilities and duties of the Surviving Company.
          2.7.2 Memorandum and Articles of Association. The Memorandum and Articles of Association of the Surviving Company shall be those of Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Memorandum and Articles of Association of the Surviving Company will be amended at the Effective Time to read: “The name of the company is Awaken Limited” and, for the sake of clarity, it being understood that the registered agent and registered office of the Surviving Company shall be the registered agent and registered office of the Sub.
          2.7.3 Directors and Officers. At the Effective Time, (i) the directors of Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Company until their respective successors are duly elected or appointed and qualified and (ii) the officers of Sub immediately prior to the Effective Time shall serve as the officers of the Surviving Company until their respective successors are duly appointed.
       2.8 Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate consideration paid by Acquirer to the Company Shareholders exceed the Total Merger Consideration.
       2.9 Tax Consequences. Acquirer makes no representations or warranties to the Company Entities or to any of their securityholders regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company Business or any of their securityholders of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby and, for the sake of clarity, it being understood that any tax consequences of the transactions contemplated by this Agreement shall be the responsibility of the Company Entities and their securityholders, as of immediately prior to the Closing, as applicable. The Company Entities acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby, and shall advise their securityholders to do the same.
       2.10 Value of Acquirer Common Stock. For purposes of Section 2.3 of this Agreement, the Earnout pursuant to Schedule 2.2.1, the Employment Agreements and Article 11 of this Agreement, the value of Acquirer Common Stock or “Acquirer Stock Price Per Share” shall be equal to the average of the closing sale prices of Acquirer Common Stock as quoted on The NASDAQ Global Market for the ten consecutive trading days ending with the trading day that is one trading day prior to the issuance of such Acquirer Common Stock pursuant to Schedule 2.2.1 or the payment of any Damages pursuant to Article 11 of this Agreement, as applicable.
       2.11 Payment and Closing Mechanics. At and after the Effective Time, each certificate representing outstanding shares of Company Ordinary Shares will represent the right to receive the Company Ordinary Shares Amount as determined pursuant to Sections 2.2.1 subject to the provision of Section 2.6 (regarding the Escrow Cash), for which such shares of Company Ordinary Shares have been or will be exchanged. No later than five business days before the expected Effective Time, Acquirer shall deliver to the Exchange Agent (as defined below) for exchange in accordance with this Section 2.11, through such reasonable procedures as Acquirer may adopt, the cash payable less the Escrow Cash to be issued in exchange for outstanding shares of Company Ordinary Shares. As soon as reasonably practicable after the Effective Time, but no later than the second business day after the Effective Time, Acquirer will cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Ordinary Shares (each, a “Certificate”) and which shares were converted into the right to receive cash pursuant to Section 2.2.1, (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to any Certificate will pass, only upon delivery of such Certificate to U.S. Bank or such other agent or agents as may be appointed by Acquirer (the “Exchange Agent”) and will be in such form and have such other provisions as Acquirer may reasonably specify, including an agreement by each Company Shareholder to be bound by the indemnification provisions hereof, the appointment of the Representative and any applicable withholding amount (the “Letter of Transmittal”)) and (ii) instructions for use in effecting the surrender of Certificates in exchange for cash. Upon surrender to the Exchange Agent of a Certificate for cancellation or upon delivery to the Exchange Agent of an affidavit of lost certificate and an indemnification agreement in form and substance satisfactory to Acquirer (an “Affidavit”), in each case together with any required Form W-9 or Form W-8 and Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will, within two business days, either (a) initiate a wire transfer to each tendering holder of a Certificate or an Affidavit or (b) deliver to each tendering holder, at the address specified for such tendering holder in the Spreadsheet, a check payable for the amount of cash to which such holder is entitled pursuant to this Section 2.11, subject to the applicable provisions of Section 2.6 (regarding the Escrow Cash). After the Effective Time, there will be no further registration of transfers of shares of Company Ordinary Shares on the share register of the Company. Until Certificates representing shares of Company Ordinary Shares are surrendered pursuant to this Section 2.11, such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash pursuant to Section 2.2.1. No interest will be paid or accrued on any cash payable or shares issuable pursuant to Section 2.2.1. Any stamp duty, transfer Tax or similar Tax payable in connection with the transfer of Company Ordinary Shares by any Company Shareholder will be payable by such Company Shareholder. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the first anniversary of the Effective Time (or immediately prior to such earlier date on which the Initial Merger Consideration contemplated by Sections 2.2.1 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4.2), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto. Neither the Sub, as the surviving entity of the Merger, nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY ENTITIES
     Each of the Company Entities hereby jointly and severally represents and warrants to Acquirer that, except as expressly set forth in the letter addressed to Acquirer from the Company Entities and dated as of the Agreement Date, which has been delivered by the Company Entities to Acquirer concurrently with the parties’ execution of this Agreement (including all schedules thereto, the "Company Disclosure Letter”) referencing a specific representation, warranty or statement herein (clearly indicating the applicable section and, if applicable, subsection), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by the Company Entities to Acquirer under Article 3 of this Agreement.
       3.1 Organization and Good Standing.
          3.1.1 The Company is a company with limited liability duly incorporated and validly existing under the laws of British Virgin Islands. The Company has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business and is in good standing in each jurisdiction in which its failure to be so qualified would materially affect the Company or any of the other Company Entities, either individually or collective. The Company has delivered to Acquirer and its counsel true and correct copies of the currently effective Memorandum and Articles of Association or equivalent document(s), each as amended to date. The Company is not in violation of its Memorandum and Articles of Association.
          3.1.2 Each of the WFOE and MIG is a company duly organized, validly existing and in good standing under the laws of the PRC, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business and is in good standing in each jurisdiction in which its failure to be so qualified would materially affect such entity or any of the other Company Entities, either individually or collectively. Each of the WFOE and MIG has delivered to Acquirer and its counsel, true and correct copies of the currently effective Charter Documents, each as amended to date. Each of the WFOE and MIG are not in violation of its Charter Documents.
       3.2 Capitalization; Title to Shares.
          3.2.1 The authorized share capital of the Company is US$578,412.50 divided into 4,466,250 ordinary shares of US$0.01 each of which 1,779,412 ordinary shares are issued and outstanding. Schedule 3.2.1 of the Company Disclosure Letter sets forth a complete and correct list of the number of Ordinary Shares held by each of the Company Shareholders. No fractional shares of Company Ordinary Shares are issued or outstanding and the Company holds no treasury shares. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, and are fully paid, are not subject to any right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable laws, including but not limited to the laws of the British Virgin Islands. The Company has no option plans and no ordinary shares subject to outstanding options.
          3.2.2 The registered capital of the WFOE is US$415,000. All of the registered capital of the WFOE has been duly paid-up and registered, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable laws, including but not limited to the laws of the PRC. The WFOE has no option plans and no capital subject to outstanding options. The Company owns and holds good and marketable title to 100% of the capital of the WFOE. Since the establishment of the WFOE, the only equity holder of the WFOE has been the Company.
          3.2.3 The registered capital of MIG is RMB10,000,000. All of the registered capital of the MIG has been duly paid-up and registered, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) the laws of the PRC. MIG has no option plans and no shares of capital stock subject to outstanding options. Wang Xin and You Yanli own and hold good and marketable title to 49% and 51%, respectively, of the capital of MIG.
          3.2.4 The registered capital of Qinwang is RMB10,000,000. All of the registered capital of the Qinwang has been duly paid-up and registered, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) the laws of the PRC. Qinwang has no option plans and no shares of capital stock subject to outstanding options. Wang Qi owns and holds good and marketable title to 100% of the capital of Qinwang.
          3.2.5 There are no outstanding subscriptions, options, warrants, rights of refusal, calls, rights, convertible securities or other commitments or agreements, including voting agreements, voting trusts, proxies and preemptive rights, of any character under which any third party has any existing or potential right to purchase or otherwise acquire (whether directly or indirectly) any shares or any other securities (if any) of any of the Company Entities or any securities convertible into or exchangeable for any capital of any of the Company Entities, or obligating any of the Company Entities to grant, issue, extend, or enter into any such subscription, option, warrant, right of refusal, call, right, convertible security or other commitment or agreement of any character, whether from any of the Company Entities or any securityholder of any of the Company Entities. The Company Entities are not under any obligation to register (under any applicable law) any of their presently outstanding shares or other securities or any shares or other securities that may be subsequently issued.
       3.3 Corporate Information. Schedule 3.3 of the Company Disclosure Letter contains the following information with respect to the Company, the WFOE and MIG: (i) the name of the company and its registered address; (ii) the registered incorporation or establishment date; (iii) the legal status; (iv) the authorized or registered capital; (v) the full names and residential addresses of its directors, legal representative, executive director and supervisor; (vi) the full details of its securityholders and their equity holdings; (vii) the accounting reference date; (viii) its auditors; (ix) its ICP License, if any, and (x) its VATS license, if any (the “Corporate Information”). The Corporate Information is true and accurate in all respects. Except with respect to the other Company Entities, the Company Entities do not have, whether directly or indirectly, (a) any subsidiaries, (b) equity or ownership interest in any company, partnership, limited liability company, joint venture or other business entity, or (c) any contractual relationships designed to provide effective control of any company, partnership, limited liability company, joint venture or other business entity.
       3.4 Power, Authorization and Validity.
          3.4.1 Power and Authority. The Company, the WFOE and MIG have the legal capacity to enter into, execute, deliver and perform each of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Merger, have been duly and validly approved and authorized by the Company, and this Agreement has been duly executed and delivered by the Company. The affirmative vote of the holders of a majority of the Company Ordinary Shares that are issued and outstanding and the signature of the PRC Shareholders on the Agreement at a quorate meeting of the shareholders of the Company (or a resolution in writing signed by shareholders representing a majority of the issued Company Ordinary Shares) is the only action of the holders of any of the Company Entities necessary under all Applicable Laws and the Company Entities’ respective Charter Documents to approve the Merger, this Agreement and, if required, all other agreements, transactions and actions contemplated hereby and thereby. To the Company’s knowledge, no holder of Company Ordinary Shares has exercised dissenters’ rights under Applicable Law with respect to his, her or its shares by virtue of the transactions contemplated hereby.
          3.4.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Authority”), or any other Person or entity, governmental or otherwise, is necessary or required to be made or obtained by any of the Company Entities or by any securityholder of any of the Company Entities to enable the Company Entities to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement or to consummate the Merger, except as set forth in Schedule 3.13 to the Company Disclosure Letter.
          3.4.3 Enforceability. This Agreement will constitute valid and binding obligations of the Company Entities enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

       3.5 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, nor any discussions or negotiations with Acquirer of the Merger or any other transaction contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of: (i) any provision of the Charter Documents of any of the Company Entities as currently in effect; (ii) any judgment by any court or tribunal of competent jurisdiction or any ruling of any governmental, regulatory or other authority of competent jurisdiction or any writ, decree or order applicable to any of the Company Entities or any of their respective assets or properties; (iii) any relevant legislation, order, rule, regulation or similar instrument in any part of the world applicable to any of the Company Entities or any of their respective assets or properties which would result in a Material Adverse Change to such entity, any of the other Company Entities or the Company Entities collectively; or (iv) any material instrument, agreement, Contract, undertaking, understanding or commitment (whether verbal or in writing) to which any of Company Entities is a party or by which any of the Company Entities or any of their respective assets or properties are bound. Neither the execution of this Agreement or performance of any of the obligations hereunder, nor the consummation of the Merger, will give rise to, or trigger the application of, any rights of any third party (including without limitation rights of notice, rights to consent to an assignment or a change of control of any of the Company Entities or rights of refusal) under any agreement, contract, understanding or commitment to which any of the Company Entities is a party or is bound, that would come into effect due to the execution or delivery of this Agreement or that would come into effect upon the Closing.
       3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending (collectively, an “Action”), or to each of the Company Entities’ knowledge, threatened against, or a reasonable basis for any Action against, any of the Company Entities or any director, officer, employee, agent, securityholder or other similar representative of the Company Entities in their capacity as such before any court, administrative agency or arbitrator. There is no judgment, decree, injunction, rule or order of any Governmental Authority, court or arbitrator outstanding against any of the Company Entities or any security of any of the Company Entities or against or affecting any of their respective assets or properties (including but not limited to Company shares).
       3.7 Taxes.
          3.7.1 Each of the Company Entities has filed on a timely basis all material Tax returns that it was required to file under applicable laws on or prior to the date hereof. All such Tax returns were, when filed, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws. All material Taxes owed by the Company Entities (whether or not shown on any Tax return) have been paid when due taking into account any extensions, or if not yet due, such Taxes have been properly accrued in accordance with PRC GAAP. None of the Company Entities is currently the beneficiary of any extension of time for the filing of any Tax return. None of the Company Entities has incurred any Liability for Taxes other than in the ordinary course of its business. There is no extension of any statute of limitations on the assessment of any Taxes granted by any of the Company Entities that is currently in effect. No claim has ever been made in writing addressed to any of the Company Entities by a Governmental Authority in a jurisdiction where any of the Company Entities do not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets or properties of the Company Entities that arose in connection with any failure (or alleged failure) to pay any Tax. The Company Entities have made available to Acquirer or its tax advisor correct and complete copies of all material Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company Entities.
          3.7.2 To the knowledge of the Company Entities, there is no pending dispute or claim concerning any Tax Liability of any of the Company Entities either claimed or raised by any Governmental Authority or with any agent of any Governmental Authority. None of the Company Entities has received from any foreign, federal, state, or local taxing authority (including jurisdictions where none of the Company Entities have filed Tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Company Entities.
          3.7.3 None of the Company Entities is formed under the laws of the United States or any state thereof.
          3.7.4 None of the Company Entities is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement.
          3.7.5 The Company Entities have in their possession official government receipts for any Taxes paid by it to any Governmental Authority in any jurisdictions
          3.7.6 The Company Entities are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement, including but not limited to the documents and actions set forth in Section 5.7.
          3.7.7 The Company Entities are not, and will not on the Closing Date be, a “Controlled Foreign Corporation” within the meaning of Section 957 of the Code. The Company Entities do not, and will not immediately prior to the Closing, have any “United States shareholders” within the meaning of Section 951(b) of the Code.
          3.7.8 The Company does not expect to be treated as a “Passive Foreign Investment Company” within the meaning of Section 1297 of the Code for its current taxable year. The Company does not intend to conduct its business in a manner that would reasonably be expected to result in the Company being treated as a Passive Foreign Investment Company within the meaning of Section 1297 of the Code.

          3.7.9 The prices for any property (or use of any property) or services provided by or to the Company Entities are and have been in accordance with applicable PRC Law in all material respects.
          3.7.10 The Company Entities have transacted, conducted, undertaken, or carried out each inter-company transaction (including, without limitation, purchases and sales, royalties, rents, interest and service fees) with related parties within each Company Entity’s approved business scope and in accordance with the relevant PRC laws and regulations. The inter-company pricing policies for each of the Company Entities has been established in line with the arm’s length principle, properly documented and substantiated in accordance with current PRC transfer pricing rules and regulations. The inter-company pricing policies for each of the Company Entities are not subject to any material dispute with any Government Authority or with any agent of any Government Authority and there are no present circumstances which may give rise to any such dispute.
       3.8 Financial Statements; Net Working Capital.
          3.8.1 Attached as Schedule 3.8 to the Company Disclosure Letter are each of the Company Entities’ (i) unaudited balance sheets (the “Balance Sheet”) dated October 31, 2007 (the “Balance Sheet Date”), (ii) unaudited income statements and statements of cash flows for the 10 months ended October 31, 2007 (all such financial statements and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (a) are in accordance with the books and records of the Company Entities, (b) fairly present the financial condition of the Company Entities at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with PRC GAAP applied on a consistent basis. The Company Entities have no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice (for the sake of clarity, it being understood that any adjustments or amendments of any of the Company Entities’ accounts receivables due to a reclassification of such Company Entities’ accounts receivables by a third party shall be deemed to have not occurred in the ordinary course of business consistent with past practice). There has been no change in the Company Entities’ accounting policies other than as specifically described in the notes to the Financial Statements. All reserves established by the Company Entities that are set forth or reflected on the balance sheet dated October 31, 2007 are adequate and have been established in accordance with PRC GAAP. The Company Entities have no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company Entities.
          3.8.2 The October 31, 2007 Net Working Capital Statement (a true, correct and complete copy of which is attached as Schedule 3.8.2 to the Company Disclosure Letter) is, and the Closing Net Working Capital Statement will be, (a) true, correct and complete, (b) derived from and in accordance with the books and records of the Company Entities, (c) fairly and accurately representative of the current assets and the Liabilities of the Company Entities as of the relevant date (subject to the exclusions in the definition of “Net Working Capital”), (d) prepared in accordance with PRC GAAP applied on a basis consistent with prior periods, and (e) with respect to the Closing Net Working Capital Statement, calculated in the same manner and using the same assumptions and methodologies as those used in preparing the October 31, 2007 Net Working Capital Statement.
       3.9 Title to Properties. The Company Entities have legal and beneficial title to all of their respective assets and properties (including but not limited to those reflected on the Balance Sheet), free and clear of all Encumbrances. All properties owned or leased by the Company Entities or used in their respective businesses are in good condition and repair, normal wear and tear excepted. None of the Company Entities owns any real property. All leases of real or personal property to which any of the Company Entities are a party (i) are in full force and effect and (ii) the Company Entities (as applicable) are not in default of any of such leases. No lease pursuant to which any of the Company Entities lease any real property (nor, with respect to leases of real property from any Company Shareholders or any company, firm or entity owned or controlled by a Company Shareholders, the real property that is the subject of such lease) is collateral for the security of any obligation of any Person or entity. None of the Company Entities are in violation of any zoning, building, safety or similar ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties; all property leased by the Company Entities in the PRC was leased on the basis of lawful and valid land-use rights, and such leases have been duly registered with the competent authorities. None of the Company Entities owns any real property.
       3.10 Product Offering. Schedule 3.10 to the Company Disclosure Letter contains a complete list of software products, games or other offerings by the Company Entities (the “Published Products”), and all products, games or other offerings under license, development or consideration by the Company Entities, including all products, games or other offerings which any of the Company Entities has a license to develop (irrespective of whether formal development has commenced), with a scheduled final software delivery date (each a “Product Under Development”, and collectively with the Published Products referred to as “Products”).
          3.10.1 Schedule 3.10.1 to the Company Disclosure Letter sets forth, for each Product, the following: (a) a list of all contracts and agreements (including without limitation all development, copyright, trademark license, technology license, distribution or other agreement) relating to the Product; (b) whether the Product is to be or has been developed internally (i.e., exclusively by employees of the Company Entities) or externally (i.e., including one or more independent contractors) and a list of the agreements with such external developers or independent contractors; (c) the advances paid or payable, and the royalties payable, to any third parties with respect to such Product; (d) the amount and source of any advances made for any other Product that can be cross-collateralized with royalties earned for the Product; (e) a list of the third parties with distribution or publication rights; (f) the territory in which any third party has distribution rights; (g) a statement as to whether such distribution rights are exclusive or nonexclusive; (h) the price or royalty terms applicable to such distribution for such Product; (i) the term of such distribution rights; (j) whether the Company Entities retain the unrestricted rights to distribute such Product upon such expiration or early termination of the third parties’ rights; and (k) the devices supported by such Product, if such Product is a game.
          3.10.2 Schedule 3.10.2 to the Company Disclosure Letter sets forth, for each Product Under Development, the following: (a) the currently scheduled final software delivery date (which the Company Entities believe to be reasonable) and (b) an estimate of percentage of completion for each Product Under Development.
          3.10.3 Schedule 3.10.3 to the Company Disclosure Letter sets forth, for each Published Product, the following: (a) a summary of sales or license receipts by all sales and licenses, through the Balance Sheet Date and (b) any advances against royalties made, or guarantees owed, with respect to such Published Product.
       3.11 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to any of the Company Entities any:
          3.11.1 Material Adverse Change to the Company Entities, individually or collectively;
          3.11.2 amendment to the Charter Documents of any of the Company Entities;
          3.11.3 incurrence, creation or assumption by any of the Company Entities of (i) any Encumbrances on any of the assets or properties of any of the Company Entities; or (ii) any indebtedness for borrowed money;
          3.11.4 offer, issuance or sale of any debt or equity securities of any of the Company Entities, or any options, warrants or other rights to acquire from any of the Company Entities, whether directly or indirectly, any debt or equity securities of any of the Company Entities;
          3.11.5 payment or discharge by any of the Company Entities of any liability or indebtedness for borrowed money or any Encumbrances on any asset or property of any of the Company Entities, or the payment or discharge of any Liability that was neither shown on the Balance Sheet nor incurred in the ordinary course of business after the Balance Sheet Date, in an amount in excess of US$10,000 for any single liability to a particular creditor;
          3.11.6 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets or properties of any of the Company Entities, other than (i) a license of any product or products of any of the Company Entities made in the ordinary course of business consistent with past practices and (ii) a disposition, made in the ordinary course of business consistent with past practices, of tangible assets of any of the Company Entities that are not, individually or in the aggregate, material to the conduct of the business of any of the Company Entities;
          3.11.7 damage, destruction or loss of any property or asset, whether or not covered by insurance;
          3.11.8 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any of the Company Entities’ capital, shares or shares of capital, as applicable, any split, division, combination or recapitalization of any of the Company Entities’ capital, shares or shares of capital, as applicable, or any direct or indirect redemption, purchase or other acquisition of any of the Company Entities’ capital, shares or shares of capital, as applicable, or any change in any rights, preferences, privileges or restrictions of any outstanding capital, shares, shares of capital or securities of any of the Company Entities;
          3.11.9 change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of any of the Company Entities, or any bonus or pension, insurance or other benefit payment or arrangement made to or with any of such officers, directors, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business;
          3.11.10 change with respect to the senior management or other key personnel of any of the Company Entities;
          3.11.11 obligation or liability incurred by any of the Company Entities to any of its officers, directors or securityholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of business;
          3.11.12 making by any of the Company Entities of any loan or advance (other than a loan or advance for reasonable travel and related expenses incurred in the ordinary course of business consistent with past practices), or capital contribution to, or any investment in, any Company Shareholders or any firm or business enterprise in which any securityholder of any of the Company Entities or any of such securityholders’ immediate family (as such term is defined in Section 3.17 herein), uncles, aunts or first cousins had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          3.11.13 entering into, amendment of, relinquishment, termination or non-renewal by any of the Company Entities of any material contract, lease, transaction, commitment or other right or obligation (or any group of the same that, taken together, is material to the business of any of the Company Entities) other than in the ordinary course of business;
          3.11.14 any written indication or assertion, or oral assertion by (i) any customer of any of the Company Entities, (ii) any Person or entity who referred business to any of the Company Entities or (iii) the other party to any Material Agreement (as defined in Section 3.12), of (A) any material problems with services or performance, or (B) any desire to amend, relinquish, terminate or not renew any Material Agreement;
          3.11.15 material change in the manner in which any of the Company Entities extends discounts or credits to customers or otherwise deals with its customers;
          3.11.16 entering into by any of the Company Entities of any contract or agreement that (i) by its terms requires or contemplates a current and/or future financial obligation (inclusive of overhead expense) on the part of any of the Company Entities involving in excess of US$10,000 and (ii) is not entered into in the ordinary course of business;
          3.11.17 any license, transfer or grant of a right under any Company Entities’ IP Rights (as defined in Section 3.14), other than those licensed, transferred or granted by any of the Company Entities in the ordinary course of business consistent with past practices;
          3.11.18 any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
          3.11.19 any labor dispute or claim of unfair labor practices;
          3.11.20 any departure or cessation of employment of any Key Employee;
          3.11.21 any sale, issuance, creation, grant or authorization of the issuance or grant of any shares, shares of capital stock or other securities, including but not limited to Company shares, of any of the Company Entities; or
          3.11.22 any Contract made by it to do any of the foregoing or to take any action which, if taken before the Agreement Date, would have made any representation or warranty set forth in this Article 3 untrue or incorrect as of the date when made.
       3.12 Contracts and Commitments/Licenses and Permits. Schedule 3.12 to the Company Disclosure Letter sets forth a list of each of the following: (i) written or oral contracts, agreements, commitments or other instruments to which any of the Company Entities is a party or to which any of the Company Entities or any of their respective assets or properties is bound and (ii) licenses and permits held by any of the Company Entities; and shall include without limitation:
          3.12.1 any agreement providing for payments by or to any of the Company Entities in an aggregate amount of US$10,000 or more;
          3.12.2 any distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of any of the Company Entities;

          3.12.3 any distribution, sales representative or similar agreement under which any of the Company Entities is authorized to sell, market, provide or contract or take orders for, any products or services of any third party;
          3.12.4 any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from any of the Company Entities;
          3.12.5 any contract or commitment in which any of the Company Entities has granted or received most favored customer pricing provisions or exclusive marketing or distribution rights relating to any services or any market or geographic territory;
          3.12.6 any contract, agreement or commitment which obligates or commits any of the Company Entities to develop, enhance or customize any software, copyrightable content, technology or Intellectual Property Right;
          3.12.7 any contract, agreement or commitment that provides for the purchase, lease or license of any software (other than software generally available to the public on standard license terms at a per copy license fee of less than US$500 per copy or generally available at retail stores), copyrightable content, technology or Intellectual Property Rights by, for or to (or for the benefit or use of) any of the Company Entities, which software, content, technology or Intellectual Property Rights is used (or is contemplated by any of the Company Entities to be used) in connection with the business of any of the Company Entities, or is incorporated in any product or service currently sold, licensed, provided, leased, distributed or marketed by any of the Company Entities;
          3.12.8 any joint venture or partnership contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;
          3.12.9 any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants or independent contractors, which is not immediately terminable by the Company Entities without cost or other Liability to them, beyond the obligations of the Company Entities in their capacity as employers under PRC law, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
          3.12.10 any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee, performance (or other) bond or other agreement or commitment for the borrowing of money, for a line of credit;

          3.12.11 any lease or other agreement under which any of the Company Entities leases, holds or operates (i) any real property owned by a third party (other than month-to-month leases of storage space), or (ii) any items of personal property owned by a third party;
          3.12.12 any agreement or arrangement (or series of related agreements or arrangements) for the sale, licensing or leasing by any of the Company Entities of any of its assets or properties;
          3.12.13 any agreement to which any of the Company Entities is a party that restricts any of the Company Entities from engaging in any aspect of their business, from participating or competing in any line of business or market or that restricts any of the Company Entities from engaging in any business in any market or geographic area;
          3.12.14 any Company Entities IP Rights Agreement (as defined in Section 3.14), other than any license to any of the Company Entities of software generally available to the public on standard license terms at a per copy license fee of less than US$500 per copy or generally available at retail stores);
          3.12.15 any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any registered capital, shares, shares of capital stock or other securities, including but not limited to Company shares, of any of the Company Entities or any options, warrants or other rights to purchase or otherwise acquire any such registered capital shares of stock, other securities or options, warrants or other rights therefor;
          3.12.16 any consulting or similar agreement under which any of the Company Entities provides any consulting services to a third party;
          3.12.17 any contract with or commitment to any labor union or any collective bargaining agreement;
          3.12.18 any agreement or contract pursuant to which any of the Company Entities leases or otherwise provides the services of any of its employees to a third party;
          3.12.19 any agreement or contract of the type described in the second sentence of Section 3.17;
          3.12.20 any Contract with any Governmental Authority or any material Governmental Permit (as defined in Section 3.16);
          3.12.21 any Contract containing indemnification, warranty or similar provisions with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by any of the Company Entities;
          3.12.22 any Contract under which any of the Company Entities provides any services to any third party for fees in excess of US$10,000 per year, including any consulting

Contract, professional Contract or software implementation, maintenance, support, deployment or development services Contract (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services;
          3.12.23 any Contract pursuant to which any of the Company Entities has acquired a business or entity, or material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise; or
          3.12.24 any other agreement, contract, commitment or instrument not described in the foregoing subparagraphs of this Section 3.12 that is material to the business of any of the Company Entities or provides another party a remedy which, if incurred, could result in a Material Adverse Change to the Company Entities individually or collectively.
          There has been delivered by the Company Entities to Acquirer’s counsel, a true and complete copy of each agreement, contract, Governmental Permit or other document described in any of the foregoing clauses 3.12.1 through 3.12.24 of this Section (such agreements, contracts, Governmental Permits and other documents being hereinafter collectively referred to as the “Material Agreements” and each individually as a “Material Agreement”).
       3.13 No Default; No Consent Required; No Restrictions. None of the Company Entities are in material breach, violation or default under any Material Agreement. Except as set forth in Schedule 3.13 to the Company Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Closing, any Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction contemplated by this Agreement. None of the Company Entities is a party to, and no asset or property of any of the Company Entities is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits any of the Company Entities or any of their affiliates from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which any of the Company Entities may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that the Company Entities may address in operating their respective businesses), or includes any grants by any of the Company Entities of exclusive licenses. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (a) result in a breach, violation or default of any of the provisions of any Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any Material Agreement, (ii) the right to a rebate, chargeback, penalty or other material change in terms under any Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of any of the Company Entities under any Material Agreement, or (iv) the right to cancel, terminate or modify any Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and could not reasonably be expected to result in a Material Adverse Change to the Company Entities individually or collectively. None of the Company Entities has received any notice or other communication regarding any actual or possible material breach or violation of, or default under, any Material Agreement.
       3.14 Intellectual Property.
          3.14.1 The Company Entities (i) own and have independently developed or (ii) have the valid right or license to, all Intellectual Property Rights used in any Product or in the conduct of the Business (such Intellectual Property Rights being collectively referred to as the “Company Entities IP Rights”). “Company Entities Owned IP Rights” means Company Entities IP Rights that are owned or exclusively licensed to the Company Entities, and “Company Entities Licensed IP Rights” means Company Entities IP Rights that are not Company Entities Owned IP Rights. The Company Entities have not transferred ownership of any Intellectual Property Rights that are or were Company Entities Owned IP Rights to any third party, or knowingly permitted the Company Entities rights in any Intellectual Property Rights that is or was Company Entities Owned IP Rights to enter the public domain or, with respect to any Intellectual Property Rights for which the Company Entities have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property Rights at the end of its maximum statutory term).
          3.14.2 Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will, in accordance with their terms: (i) constitute a breach of or default under any Contract governing any Company Entities IP Rights (collectively, the “Company Entities IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Entities IP Rights; or (iii) materially impair the right of any of the Company Entities or the Surviving Company to use, possess, sell or license any Company Entities IP Rights or portion thereof. There are no royalties or license fees payable by the Company Entities to any Person as a result of the ownership, use, reproduction, license in, sale, distribution, marketing, advertising or disposition of any Company Entities IP Rights or Products by any of the Company Entities, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement. None of the Company Entities IP Rights Agreements grants any third party exclusive rights to or under any Company Entities IP Rights or grants any third party the right to sublicense any Company Entities IP Rights.
          3.14.3 Neither the operation of the Company Entities nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Products (as defined in Section 3.10) has violated or violates any Contract between any of the Company Entities and any other Person or infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Right of any other Person. There is no pending or threatened claim or litigation contesting the validity, ownership or right of any of the Company Entities to exercise any Company Entities IP Rights or to use, develop, manufacture, market, license, sell, or distribute any Products, nor is there any legitimate basis for any such claim.

None of the Company Entities has received any notice asserting that any Company Entities IP Rights or Products, or the proposed use, manufacture, marketing, license, sale, distribution, or intended use or disposition thereof, conflicts or will conflict with the rights of any other Person.
          3.14.4 To the knowledge of the Company Entities, no current or former employee, consultant or independent contractor of any of the Company Entities who was involved in, or who contributed to, the creation or development of any Company Entities Owned IP Rights: (i) is in material violation of any Contract term or covenant relating to patent disclosure, invention assignment, non-disclosure, non-competition, or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for any of the Company Entities that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than any of the Company Entities) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of any of the Company Entities or the use by any of the Company Entities of the services of any consultant or independent contractor does not subject any of the Company Entities to any Liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for any of the Company Entities, whether such Liability is based on contractual or other legal obligations to such Person.
          3.14.5 The Company Entities have taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the confidential information of each of the Company Entities and to preserve and maintain all of interests and proprietary rights in Company Entities IP Rights. All current and former officers, employees, consultants and independent contractors of any of the Company Entities having access to proprietary or confidential information of any of the Company Entities, its customers or business partners and inventions owned by any of the Company Entities have executed and delivered an agreement regarding the protection of such proprietary or confidential information and the assignment of inventions to any one of the Company Entities (in the case of proprietary or confidential information of any of the Company Entities customers and business partners, to the extent required by such customers and business partners), and true, correct and complete copies of all such agreements have been delivered to Acquirer’s legal counsel. The Company Entities have secured valid written assignments from all of the Company Entities current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any Company Entities Owned IP Rights of the rights to such contributions that may be owned by such Persons or that one of the Company Entities does not already own by operation of law. No current or former director, officer, employee, consultant or independent contractor of any of the Company Entities has any right, license, claim or interest in or with respect to any of the Company Entities IP Rights or Products.
          3.14.6 Schedule 3.14.6 to the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of any of the Company Entities of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or

World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Laws by any of the Company Entities to secure, perfect or protect its interest in any of the Company Entities IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered patents, trademarks, service marks, rights in Internet or World Wide Web domain names, URLs and copyrights held by any of the Company Entities are valid, enforceable and subsisting.
          3.14.7 The Company Entities exclusively own all right, title and interest in and to all Company Entities Owned IP Rights, free and clear of all Encumbrances and licenses (other than end user licenses of Products granted in the normal course of business). To the knowledge of the Company Entities, the rights, licenses and interests of any of the Company Entities in and to all Company Entities Licensed IP Rights are free and clear of all Encumbrances.
          3.14.8 Schedule 3.14.8 to the Company Disclosure Letter contains a true and complete list of (i) all Contracts as to which any of the Company Entities is a party and pursuant to which any Person is authorized to use any Company Entities IP Rights and (ii) all Contracts as to which any of the Company Entities is a party and pursuant to which any of the Company Entities is authorized to use any Intellectual Property Right owned by any Person other than the Company Entities (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than US$500).
          3.14.9 None of the Company Entities or any other Person acting on their behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any of the Company Entities Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any of the Company Entities or any Person acting on their behalf to any Person of any Company Entities Source Code. Schedule 3.14.9 identifies each Contract pursuant to which any of the Company Entities or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Entities Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Entities Source Code. “Company Entities Source Code” means, collectively, any HDL code, netlists, design databases, software source code, any material portion or aspect of any of the foregoing, or any material proprietary information or algorithm contained in or relating to any of the foregoing, incorporated in or forming part of any Product.
          3.14.10 To the knowledge of the Company Entities, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Entities IP Rights by any Person, including any employee or former employee of any of the Company Entities. The Company Entities have not agreed to indemnify any Person for any infringement of any Intellectual

Property Right of any Person by any product or service that has been (i) sold, supplied, marketed, distributed or provided by any of the Company Entities or (ii) licensed or leased to any Person.
          3.14.11 All Products sold, distributed, licensed, leased or provided by any of the Company Entities to customers and all services provided by or through any of the Company Entities to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. None of the Company Entities has any Liability (and, to the knowledge of the Company Entities, there is no legitimate basis for any present or future Action against any of the Company Entities giving rise to any Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. The Company Entities have provided Acquirer with all documentation and notes relating to the testing of the Company Entities software products and plans, specifications, designs, and mask works for Products currently under development by any of the Company Entities.
          3.14.12 No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding, gift or grant from any Person (other than funds received in consideration for shares, shares of the capital stock or other securities, including but not limited to Company shares, of any of the Company Entities) was used in the conception or development of Company Entities IP Rights. No current or former employee, consultant or independent contractor of any of the Company Entities who was involved in, or who contributed to, the conception, creation or development of any Company Entities IP Right has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Company Entities. The Company Entities have not participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Company Entities IP Rights or restrict the ability of any of the Company Entities to enforce, license or exclude others from using any Company Entities IP Rights.
          3.14.13 No Public Software (as defined below) (i) forms part of the Company Entities IP Rights or any Product, (ii) was or is used in connection with the development of any Company Entities IP Right or Product, or (iii) is incorporated into, in whole or in part, or has been distributed with, any Product. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

          3.14.14 None of the software owned, developed, marketed, distributed, licensed or sold by any of the Company Entities, at the time of such ownership, development, marketing, distribution, license or sale by any of the Company Entities, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. For all software used by the Company Entities in providing services, or in developing or making available any of the Products, the Company Entities have implemented any and all security patches or upgrades that are generally available for that software.
       3.15 Privacy.
          3.15.1 The Company Entities have not collected any personally identifiable information from any third parties except employees and consultants of the Company Entities. A description of all current and prior privacy policies of the Company Entities is attached as Schedule 3.15.1 to the Disclosure Letter. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made, or to the knowledge of the Company Entities, is threatened against any of the Company Entities. To the knowledge of the Company Entities, no investigation relating to the information privacy or data security practices (including collection, transfer, or use) of the Company Entities is being conducted by any Governmental Authority.
          3.15.2 There has been no data security breach of any computer systems or networks of any of the Company Entities. The Company Entities use commercially reasonable efforts to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in material conformance with applicable industry practices, including (i) the use of adequate-strength encryption technology (at least 128-bit, unless otherwise disclosed ) and (ii) the implementation and maintenance of a commercially reasonable security plan which is designed to (x) audit and identify internal and external risks to personally identifiable information, third party information and all other confidential information, (y) implement, monitor and improve adequate and effective safeguards to control those risks, and (z) maintain notification procedures in compliance with applicable Law in case of any breach of security compromising personally identifiable information or otherwise regulated information.
          3.16 Compliance with Laws. The Company Entities have complied, and is now and at the Closing Date will be in compliance, with all applicable national, provincial, or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to any of the Company Entities or to their assets, properties, and businesses. The Company Entities hold all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities (“Governmental Permits”), that are necessary in connection with any of the Company Entities.
          3.17 Certain Transactions and Agreements. Except as set forth on Schedule 3.17 of the Company Disclosure Letter, none of the directors, officers or securityholders of the Company Entities, nor any member of their immediate families (as defined below), has any direct or indirect ownership interest in any firm or company that competes with, or does business with, or has any contractual arrangement with, the Company Entities (except with respect to any interest in less than one percent (1%) of the shares of any company whose shares are publicly traded). None of the directors or securityholders of the Company Entities, nor any member of their immediate families, nor any of their uncles, aunts or first cousins, nor any of officers or employees of the Company Entities, is a party to, or is otherwise directly or indirectly interested in, any contract or informal arrangement with the Company Entities, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Acquirer. None of the directors or securityholders of the Company Entities nor any member of their immediate families, nor any of the officers or employees of the Company Entities, has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company Entities IP Rights or any other Intellectual Property Rights) that is used in, or that was developed for use in, the business of the Company Entities, except for the normal rights of a securityholder under applicable law. As used herein, “immediate family” means and includes a person’s grandparents, parents, sisters and brothers, spouse, father and mother-in-law, sisters and brothers-in-law, children and grandchildren.
          3.18 Employees and Other Compliance. Except as set forth on Schedule 3.18 of the Company Disclosure Letter, (i) none of the Company Entities are delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment of any such employees, none of the Company Entities, the Acquirer and the Surviving Company will, by reason of any action taken or not taken prior to the Closing, be liable to any of such employees for severance pay or any other payments, except to the extent required by PRC law, (iii) the Company Entities are in compliance with all laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, (iv) there is no unfair labor practice complaint against any of the Company Entities pending before any Governmental Authority, (v) there is no labor strike, material dispute or grievance, slowdown or stoppage actually pending or, to the knowledge of the Company Entities, threatened against or involving the Company Entities, (vi) no labor union currently represents the employees of the Company Entities and, to the knowledge of the Company Entities, no labor union has taken any action with respect to organizing the employees of the Company Entities, and (vii) no employee has informed the Company Entities that such employee will or may terminate his or her employment or engagement with the any of the Company Entities. None of the Company Entities is a party to or bound by any collective bargaining agreement, union Contract or similar agreement.

       3.19 Corporate Documents. The Company Entities have made available to Acquirer for examination: (a) copies of the Charter Documents of the Company Entities as currently in effect; (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the securityholders, board of directors and any committees thereof, of the Company Entities; (c) the register of members reflecting all share issuances and transfers of the Company Entities; (d) all permits, orders, and consents issued by, and filings by the Company Entities with, any regulatory agency with respect to the Company Entities, and all applications for such permits, orders, and consents; and (e) all the Material Agreements.
       3.20 No Brokers. None of the Company Entities nor any affiliate of the Company Entities is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any liability, either directly or indirectly, to any investment banker, broker, finder or similar party as a result of this Agreement or the Merger.
       3.21 Books and Records.
          3.21.1 The register of books, records and accounts of the Company Entities are in all material respects true, complete, up-to-date and correct, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities.
          3.21.2 In the event that any Company Shareholders have been issued with stock certificates representing their entire holding of any of the Company Entities, all earlier stock certificates previously issued by the Company Entities to such securityholders have been duly collected and cancelled by the Company Entities.
       3.22 Insurance. The Company Entities maintain and at all times during the prior year have maintained fire and casualty, general liability, errors and omissions, business interruption and product liability insurance that are appropriate for similarly sized and similarly situated businesses.
       3.23 Environmental Matters.
          3.23.1 During the period that the Company Entities have leased or owned its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of the Company Entities or any of its employees, agents or invitees.
          3.23.2 To the knowledge of the Company Entities, none of the properties or facilities of the Company Entities is in violation of any national or local ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company Entities have owned or leased its properties and facilities, none of the Company Entities nor, to the knowledge of the Company Entities, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.
       3.24 No Existing Discussions. None of the Company Entities, nor any director, officer, securityholder, employee or agent of the Company Entities, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Acquisition Proposal.
       3.25 Certain Business Practices.
          3.25.1 None of the Company Entities, nor any director, officer, employee, consultant or agent acting on behalf of the Company Entities (including the PRC Shareholders and Wang Qi) has offered, paid, promised to pay or authorized the payment of any money, or offered, gave, promised to give, or authorized the giving of anything of value to a government official (including, without limitation, officials of governmental authorities, officials of state-owned or controlled enterprises and officials of public international organizations), to any political party or official thereof or any candidate for political office, or to any Person, with a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any government official, to any political part or official thereof, or to any candidate for any political office, is for the purpose of influencing any act or decision of such official, political party, political official or candidate in his or her official capacity, including a decision to fail to perform his, her or its official functions, or inducing such official, political party, political official or candidate to use his, her or its influence with the government or instrumentality, in order to assist the Company Entities in obtaining or retaining business for or with, or directing business to, the Company Entities, or in securing other illegitimate benefits.
          3.25.2 Since October 31, 2006, none of the Company Entities has engaged in “self-downloading”. For purposes of this Section 3.25.2, “self-downloading” occurs when any of the Company Entities’ directors, officers, employees or consultants, or agents acting on behalf of the Company Entities, downloads or otherwise acquires a license to any of the Published Products in such a manner that China Mobile Communications Group (“China Mobile”) (or any other applicable service provider) registers, accounts for or otherwise treats such transaction as being independent of the Company Entities.
       3.26 PRC Entities.
          3.26.1 All permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (“Permits”) required under PRC laws for the establishment and operation of the WFOE, MIG and Qinwang (the “PRC Entities”) have been duly obtained from the competent

PRC Governmental Authorities and are in full force and effect. A true copy of the current and valid business license of the PRC Entities has been delivered to Acquirer.
          3.26.2 Except as set forth on Schedule 3.26.2 to the Company Disclosure Letter, All filings and registrations with Governmental Authorities required by applicable PRC laws in respect of the PRC Entities and their respective operations, including registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, local and state tax bureaus, customs authorities, product registration authorities, and any other relevant Governmental Authorities in the PRC (including their provincial or local counterparts, as necessary), have been duly completed in accordance with relevant laws of the PRC, except where failure to obtain the same would not have a material effect on the business of the PRC Entities.
          3.26.3 The PRC Entities are not in receipt of any letter or notice from any relevant PRC Governmental Authorities notifying them of any revocation of their respective Permits for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the PRC Entities.
          3.26.4 In respect of any Permits required for the conduct of any part of the business of the PRC Entities that are subject to periodic renewal, the Company and the PRC Shareholders have no reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities.
          3.26.5 With regard to employment and staff or labor management, the PRC Entities have complied with all applicable Laws of the PRC, including laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, consultant income and business tax withholding, and employee income tax withholding.
          3.26.6 Schedule 3.26.6 of the Company Disclosure Letter lists (i) all material Taxes paid and material Tax Returns filed by or on behalf of the PRC Entities; and (ii) all jurisdictions (including localities and districts within China) in which the PRC Entities are required to file Tax Returns or pay Taxes.
          3.26.7 The PRC Entities have made available to Acquirer or its representatives complete and accurate copies of shareholder registers and transfer records of such entities setting forth all transfers of any equity. The statutory and corporate records of the PRC Entities are complete and accurate, and the signatures and seals appearing on all documents contained therein are the true or facsimile signatures and seals of the Persons purporting to have signed the same.
          3.26.8 The PRC Entities do not have any foreign exchange loans outstanding as of the date of this Agreement, except as listed in Schedule 3.26.8 of the Company Disclosure Letter, which includes each current foreign exchange loan of PRC Entities; each such foreign exchange loan were or have been made, registered and (if relevant) repaid in compliance in all material respects with PRC Law.

          3.26.9 No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to the PRC Entities in connection with the execution, delivery and performance of this Agreement by or the consummation by either PRC Entity of the transactions contemplated by this Agreement, other than the approval and registration by the Chinese approving authorities of the transfer of the equity interests from the Company to Acquirer.
       3.27 Disclosure. Neither this Agreement, its exhibits and schedules and the Company Disclosure Letter, nor any of the certificates or documents to be delivered by the Company Entities to Acquirer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 3A
REPRESENTATIONS AND WARRANTIES
OF THE PRC SHAREHOLDERS
       Each of the PRC Shareholders hereby severally represents and warrants to Acquirer that, except as expressly set forth in the letter addressed to Acquirer from the PRC Shareholders and dated as of the Agreement Date, which has been delivered by the PRC Shareholders to Acquirer concurrently with the parties’ execution of this Agreement (including all schedules thereto, the “PRC Shareholders Disclosure Letter”) referencing a specific representation, warranty or statement herein (clearly indicating the applicable section and, if applicable, subsection), each of the representations, warranties and statements contained in the following sections of this Article 3A is true and correct. For all purposes of this Agreement, the statements contained in the PRC Shareholders Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by the PRC Shareholders to Acquirer under Article 3A of this Agreement.
       3A.1 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person or entity, governmental or otherwise, is necessary or required to be made or obtained by any of the PRC Shareholders to enable the PRC Shareholders to lawfully execute and deliver, enter into, and to perform such PRC Shareholders’ obligations under, this Agreement or to consummate the Merger, except as set forth in Schedule 3A.1 to the Company Disclosure Letter.
       3A.2 Enforceability. This Agreement will constitute valid and binding obligations of the PRC Shareholders enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

       3A.3 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, nor any discussions or negotiations with Acquirer of the Merger or any other transaction contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of: (i) any relevant legislation, order, rule, regulation or similar instrument in any part of the world applicable to any of the PRC Shareholders or any of their respective assets or properties which would result in a Material Adverse Change or (ii) any material instrument, agreement, Contract, undertaking, understanding or commitment (whether verbal or in writing) to which any of the PRC Shareholders is a party which would result in a Material Adverse Change.
       3A.4 Certain Transactions and Agreements. Except as set forth on Schedule 3A.4 of the PRC Shareholders Disclosure Letter, none of the PRC Shareholders nor any member of their immediate families, has any direct or indirect ownership interest in, or affiliate with, any firm or company (except with respect to any interest in less than one percent (1%) of the shares of any company whose shares are publicly traded). None of the PRC Shareholders nor any member of their immediate families, nor any of their uncles, aunts or first cousins, is a party to, or is otherwise directly or indirectly interested in, any contract or informal arrangement with the Company Entities, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Acquirer. None of the PRC Shareholders nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company Entities IP Rights or any other Intellectual Property Rights) that is used in, or that was developed for use in, the business of the Company Entities, except for the normal rights of a securityholder under applicable law.
       3A.5 Certain Business Practices. To the knowledge of each of the PRC Shareholders, such PRC Shareholder has not offered, paid, promised to pay or authorized the payment of any money, or offered, gave, promised to give, or authorized the giving of anything of value to a government official (including, without limitation, officials of governmental authorities, officials of state-owned or controlled enterprises and officials of public international organizations), to any political party or official thereof or any candidate for political office, or to any Person, with a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any government official, to any political part or official thereof, or to any candidate for any political office, is for the purpose of influencing any act or decision of such official, political party, political official or candidate in his or her official capacity, including a decision to fail to perform his, her or its official functions, or inducing such official, political party, political official or candidate to use his, her or its influence with the government or instrumentality, in order to assist the Company Entities in obtaining or retaining business for or with, or directing business to, the Company Entities, or in securing other illegitimate benefits.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB
     Acquirer and Sub hereby represent and warrant to each of the Company Entities that each of the following representations, warranties and statements contained in the following Sections of this Article 4 is true and correct.
       4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Sub is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and Acquirer and Sub have the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.
       4.2 Power, Authorization and Validity.
          4.2.1 Power and Authority. The execution, delivery and performance of this Agreement by Acquirer and Sub has been duly and validly approved and authorized. Acquirer and Sub have all requisite corporate power and authority to enter into, execute, deliver and perform their obligations under, this Agreement and have all requisite corporate power and authority to take any and all actions that may be necessary on their part to consummate the Merger.
          4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other Person or entity, governmental or otherwise, is necessary or required to be made or obtained by Acquirer or Sub to enable Acquirer and Sub to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and to consummate the Merger, except for such consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other Person or entity, governmental or otherwise, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
          4.2.3 Enforceability. This Agreement is, or when executed by Acquirer, Sub and each of the other parties thereto will be, valid and binding obligations of Acquirer and Sub, enforceable against Acquirer and Sub in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
       4.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, will (a) conflict with or violate any provision of the Certificate of Incorporation, Memorandum of Association, Articles of Association or Bylaws of Acquirer or Sub, each as currently in effect, or (b) except as would not have a Material Adverse Change on Acquirer, conflict with or violate any Applicable Law.

       4.4 Sufficient Cash and Timely Payment. Acquirer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Total Merger Consideration in full on the date that such payment is required.
       4.5 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
       4.6 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by the Acquirer to the Company under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 5
COVENANTS OF THE COMPANY ENTITIES
      During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth in Section 5.15 that by their terms continue or arise after the Closing), the Company Entities and certain securityholders of the Company Entities, where applicable, hereby jointly and severally covenant and agree to act as follows:
       5.1 Advice of Changes. The Company Entities will promptly advise Acquirer in writing of (a) any breach of any representation or warranty contained in Article 3 of this Agreement such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company Entities pursuant to this Agreement such that the condition set forth in Section 9.2 would not be satisfied, (c) any termination, expiration or lapsing of any Material Agreement or any material provision thereof (at least five business days prior thereto) and (d) any Material Adverse Change to the Company Entities, individually or collectively.
       5.2 Maintenance of Business. The Company Entities will continue to conduct its businesses and maintain its business relationships in the ordinary course and in material compliance with all applicable laws and regulations. The Company Entities shall (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with PRC GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. The Company Entities will use commercially reasonable efforts to carry on and preserve its businesses and its relationships with customers, advertisers, suppliers, employees, users of the Company Entities services and others with whom the Company Entities have contractual relations in substantially the same manner as it has prior to the Agreement Date. If any of the Company Entities becomes aware of a material deterioration in the relationship with any customer, key supplier or Key Employee, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert commercially reasonable efforts to restore the relationship as promptly as practicable.
       5.3 Conduct of Business. Without limiting the generality of the provisions of Section 5.2, none of the Company Entities will, without the prior written consent and approval of Acquirer:
          5.3.1 borrow, assume or incur any indebtedness for borrowed money or lend any money (other than a loan or advance for reasonable and travel related expenses incurred in the ordinary course consistent with past practices);
          5.3.2 enter into (i) any agreement with any of the Company Entities securityholders or any business enterprise in which any Company Entities securityholders or any member of his or her immediate family has any material interest (except for any such agreement that is expressly contemplated by the terms of this Agreement), or (ii) any Material Agreements or any other material transaction or take any other action not in the ordinary course of business;
          5.3.3 grant, incur, create or assume any Encumbrance on any of the assets or properties of the Company Entities;
          5.3.4 purchase, license, sell, assign or otherwise dispose of or transfer, or enter into any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill (including without limitation Intellectual Property Rights) of the Company Entities or any Company Entities IP Rights;
          5.3.5 enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;
          5.3.6 (i) pay any bonus, increased salary or special remuneration or employee benefit to any officer, director, employee or consultant of the Company Entities (except for normal and reasonable salary increases or normal cash bonus payments paid in amounts and at times that are consistent with the Company Entities past compensation practices and policies) or (ii) enter into any employment or consulting agreement with any such Person;

          5.3.7 establish any new employee benefit plan, program or arrangement, including but not limited to any pension, savings, health or other insurance, stock, stock option, or stock appreciate rights plan or program, or make any change with respect to the senior management or other key personnel of the Company Entities;
          5.3.8 change any of its accounting methods, or revalue, write-off or write-up the value of any assets, in any material respect;
          5.3.9 declare, set aside or pay any cash, share or stock dividend or other distribution in respect of the capital stock (or other securities, including but not limited to Company shares) of the Company Entities, redeem, repurchase or otherwise acquire any shares or other securities of the Company Entities, pay or distribute any cash or property to any securityholder of the Company Entities or make any other cash payment to any securityholder of the Company Entities that is not made in the ordinary course of business consistent with past practices;
          5.3.10 enter into, amend or terminate any Material Agreement, or allow any Material Agreement or right thereunder to lapse or terminate by its terms, without giving Acquirer reasonable advance notice;
          5.3.11 guarantee or act as a surety for any obligation of any third party other than in the course of providing services to the Company Entities’ customers in the ordinary course of business in a manner consistent with past practices;
          5.3.12 waive or release any material right or claim except in the ordinary course of business, consistent with past practice;
          5.3.13 offer, issue, sell, exchange, create or authorize any shares, shares of capital stock or other securities, including but not limited to Company shares, of the Company Entities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock (or other securities, including but not limited to Company shares) of the Company Entities or any debt or equity securities that are potentially exchangeable for, or convertible into, any shares of capital stock (or other securities, including but not limited to Company shares) in the Company Entities;
          5.3.14 divide or split or combine or reverse split the outstanding capital stock (or other securities, including but not limited to Company shares) of the Company Entities or enter into any recapitalization affecting the number of issued shares of any class or series or affecting any other of its securities;
          5.3.15 merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any company, partnership, limited liability company or any other entity (other than Acquirer or an affiliate of Acquirer) or enter into any negotiations, discussions or agreement for such purpose;

          5.3.16 amend the Company Entities’ Charter Documents except as expressly contemplated by this Agreement;
          5.3.17 license or acquire any Intellectual Property Rights from any third party except for any such license or acquisition in the ordinary course of business;
          5.3.18 materially change any insurance coverage;
          5.3.19 pay or discharge any Encumbrance or liability other than in the ordinary course of business, consistent with past practices;
          5.3.20 incur any liability to any of its directors or officers;
          5.3.21 defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practices or provide any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;
          5.3.22 materially change the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
          5.3.23 fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;
          5.3.24 waive or release any material right or claim;
          5.3.25 commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the business of the Company Entities; provided, however, that it consults with Acquirer at a reasonable time prior to the filing of such a lawsuit;
          5.3.26 agree to any audit assessment by any tax authority, make or change any Tax election, or file any tax return unless copies of such returns have first been delivered to Acquirer for its review and approval at a reasonable time prior to filing;
          5.3.27 enter into any agreement, contract, undertaking, understanding or commitment (other than with Acquirer) that will require the procurement of any consent, waiver or novation or provide for any change of the obligations of any party in connection with, or terminate as a result of the consummation of the Merger;
          5.3.28 violate Section 3.11.3, Section 3.16, Section 3.24, Section 3.25 or Section 3.26 of this Agreement; or

          5.3.29 agree to do any of the things described in the preceding clauses 5.3.1 through 5.3.28.
       5.4 Approval of the Company Shareholders.
          5.4.1 Promptly after the execution of the Agreement, the Company will take all action necessary to solicit and obtain the affirmative vote of the holders of all of the issued and outstanding Company Ordinary Shares (the “Requisite Vote”) approving and adopting this Agreement, approving the Merger and all other transactions contemplated by the Merger Agreement.
          5.4.2 The Representative will use his best efforts to ensure that the Company’s Board of Directors adopts this Agreement and approves the Merger and the Board of Directors of the Company will recommend that the Company Shareholders vote in favor of and adopt this Agreement pursuant to the Company Shareholders Consent, approve the Merger.
          5.4.3 The Company will solicit from all Company Shareholders proxies or consents in favor of the approval and adoption of this Agreement, and will use all reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by the BVIBCA and the Company’s Memorandum and Articles of Association to obtain such approvals. All written consents solicited by the Company in connection with the Merger will be solicited in compliance with the BVIBCA, the Company’s Memorandum and Articles of Association, and all other applicable legal requirements. Neither the Board of Directors of the Company nor any committee thereof will withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to Acquirer, the recommendation of the Board of Directors of the Company that the Company Shareholders vote in favor of the adoption of this Agreement.
       5.5 Information for Private Placement Exemptions. The Company shall provide, and verify the accuracy of, all information deemed reasonably necessary by Acquirer and its counsel to establish the availability of an exemption or exemptions from registration under Section 4(2) of the Securities Act, Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act, and exemptions from the qualification/registration requirements of any other applicable state “blue sky” securities laws for the issuance of Acquirer Common Stock to Company Shareholders in connection with the Merger. Each Company Shareholders will use all reasonable efforts to assist Acquirer to the extent necessary to comply with the securities and “blue sky” laws of all jurisdictions which are applicable with respect to such Company Shareholders in connection with the Merger.
       5.6 Regulatory Approvals. The Company Entities will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any relevant Governmental Authority that may be required, or which Acquirer may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this

Agreement. The Company Entities will use their respective best efforts to promptly obtain, and to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents.
       5.7 Necessary Consents, Documentation and Other Actions.
          5.7.1 The Company Entities will in good faith use all reasonable efforts to promptly obtain such written consents, waivers, releases and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Acquirer to carry on the Company Entities immediately after the Closing Date and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which the Company Entities is a party or is bound or by which any of their assets is bound.
          5.7.2 MIG shall take all action necessary in accordance with this Agreement, its Charter Documents and the laws of the PRC to appoint a PRC national designated by Acquirer as trustee shareholders of MIG and removing Wang Xin and You Yanli as trustee shareholders of MIG, including without limitation, successful registration of such shareholder change (i) prior to Closing with the competent Administration of Industry and Commerce; and (ii) within 4 months after Closing with the competent Administration of Telecommunications.
          5.7.3 PRC Transfer Documents. The Company Entities, as applicable, shall provide evidence satisfactory to Acquirer that the following documents evidencing the relationship between the New WFOE, the Company, MIG, Qinwang and the PRC Shareholders and all other parties thereto have been finalized and executed:
               (a) Share Transfer Agreements between each of the PRC Shareholders and PRC nationals designated by Acquirer.
               (b) Resolutions of the PRC Shareholders to remove the general manager, executive director, supervisor and other management personnel of each of MIG and Qinwang, and to appoint individuals designated by Acquirer to these positions.
               (c) Any documents necessary for the registration of the amendments in (a) and (b) above with the competent PRC authorities.
          5.7.4 The Company Entities and the PRC shareholders shall cause Wang Qi to act (or not to act, as the case may be) as and when necessary to ensure the performance of this Agreement and the execution of all the transactions contemplated hereunder so long as Wang Qi is a shareholder of Qinwang.
          5.7.5 Qinwang shall take all action necessary in accordance with this Agreement, its Charter Documents and the laws of the PRC to appoint a PRC national designated by Acquirer as the sole shareholder of Qinwang and remove Wang Qi as the sole shareholder of

Qinwang, including without limitation, successful registration of such shareholder change (i) prior to Closing with the competent Administration of Industry and Commerce; and (ii) within 4 months after Closing with the competent Administration of Telecommunications.
       5.8 Litigation. The Company Entities will (i) notify Acquirer in writing promptly after first receiving written notice of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against any of the Company Entities or to the knowledge of the Company Entities to be threatened against any of the Company Entities or any of their officers, company secretary, directors, employees or securityholders in their capacity as such and (ii) notify Acquirer of ongoing material developments in any such new or existing litigation, and consult in good faith with Acquirer regarding the conduct of the defense of any such litigation.
       5.9 No Other Negotiations. The Company Entities will not, nor will it authorize or permit any of its directors, officers, employees or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (collectively, the “Company Entities Representatives”) to, directly or indirectly: (i) solicit or initiate, or take any action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal or take any other action intended to lead to an Acquisition Proposal; (ii) respond to any inquiry, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, offer or proposal by indicating that the Company Entities are not interested in any Acquisition Proposal); (iii) furnish any information regarding the Company Entities to any Person in connection with or in response to any inquiry, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, offer or proposal by indicating that the Company Entities are not interested in any Acquisition Proposal); (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Acquirer, the approval of the Board of Directors of each of the Company Entities of this Agreement and/or any of the transactions contemplated hereby; (vii) approve, endorse or recommend any Acquisition Proposal; (viii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; or (ix) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquirer, any determination or recommendation referred to in Section 5.4. The Company Entities will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and use its best efforts to obtain the return from all such Persons with whom it has had any discussions or negotiations with respect to an Acquisition Proposal or cause the destruction of all copies of confidential information previously provided to such parties by the Company Entities or its Representatives in connection with an Acquisition

Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.9 by any Company Entities Representative will be deemed to be a breach of this Section 5.9 by the Company Entities. The Company Entities as soon as reasonably practicable (and in no event more than 24 hours thereafter) will advise Acquirer orally and in writing of (i) any Acquisition Proposal, any request for nonpublic information which Company reasonably believes could lead to an Acquisition Proposal or any inquiry with respect to or which the Company Entities reasonably believes could lead to an Acquisition Proposal, and (ii)  the identity of the Person or group making such Acquisition Proposal, offers, inquiry or other contact and the terms and conditions of any Acquisition Proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request). The Company Entities will keep Acquirer fully and promptly informed as promptly of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. The Company Entities shall provide Acquirer with 48 hours prior notice (or such lesser notice as is provided to members of the Board of Directors of the Company Entities) of any meeting of the Board of Directors of the Company Entities at which it is reasonably expected to discuss any Acquisition Proposal.
       5.10 Access to Information. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, the Company Entities will allow Acquirer and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of the Company Entities, including, without limitation, any and all information relating to the Company Entities taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Company Entities will cause their accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company Entities shall confer from time to time as requested by Acquirer with one or more representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company Entities and the general status of the ongoing operations of the Company Entities. No information or knowledge obtained in any investigation pursuant to this Section 5.10 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.
       5.11 Satisfaction of Conditions Precedent. The Company Entities will use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Articles 7 and 9 as promptly as reasonably practicable and will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things as may be necessary or reasonably desirable to effect completely the Merger and the other transactions provided for herein as promptly as reasonably practicable.

       5.12 Confidentiality Agreements. The Company Entities will obtain from each current and future employee, contractor and consultant of the Company Entities who has had (or is reasonably expected to have) access to any software, technology, trade secrets or other proprietary works owned or developed by the Company Entities, or to any other confidential or proprietary information of the Company Entities, its clients and customers and other parties to whom any of the Company Entities has confidentiality obligations, a confidentiality agreement in the form customarily used by the Company Entities or a form reasonably acceptable to Acquirer, duly executed by such employee, contractor or consultant and delivered to the Company Entities.
       5.13 Employee Plans and Benefit Arrangements. Upon the request of Acquirer, to the extent permitted under applicable law and the terms of such employee plans or benefit arrangements, the Company Entities will terminate any benefit arrangement immediately prior to the Closing.
       5.14 Closing of Merger. Unless permitted to terminate the Agreement pursuant to Article 10, the Company will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to its obligations to effect the Merger under Article 8 herein have been satisfied or waived by them and Acquirer elects to consummate the Merger.
       5.15 Further Assurances. If, at any time after the Closing, Acquirer considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes of this Agreement at or after the Closing, then the PRC Shareholders, Acquirer, the Company Entities, and their respective officers and directors may execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement, in the name of the Company Entities or otherwise. The parties hereto further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into Sub (with Sub to be the surviving company) or to cause Company to merge into Acquirer or a different direct or indirect subsidiary of Acquirer, provided, however, that any such change in structure shall not (x) adversely affect any Company Shareholders, (y) result in any representation or warranty of the Company Entities to become untrue or closing condition of the Company Entities to fail to be satisfied, and (z) entitle Acquirer to any indemnification as a result of any Damages caused by such change in structure.
       5.16 Employees. The Company Entities will use all reasonable efforts to (a) at the request of Acquirer, transfer the employment of the Company Entities’ employees listed on Exhibit A-2 hereto (the “Specified Employee”) from MIG to the New WFOE by terminating such Specified Employee’s employment with MIG and (i) entering into new employment agreement between such Specified Employee and the New WFOE in the form attached hereto as Exhibit B-2 (a “Specified Employee Employment Agreement”), (ii) an Employee IP Agreement and (iii) a Non-Competition Agreement in the form attached hereto as Exhibit C-2 (a “Specified Employee Non-Competition Agreement”), with each such agreement to be effective as of the Closing and (b) retain the employment of the Specified Employees prior to such transition and to secure their continued employment after the Closing with the New WFOE, and the Company Entities will promptly notify Acquirer if they becomes aware that any Specified Employee intends to leave the employ of the Company Entities or the New WFOE.
       5.17 Public Disclosure.
          5.17.1 The parties hereto acknowledge that Acquirer and the Company have previously executed a Nondisclosure Agreement dated June 12, 2007 (as may be amended from time to time, the “Nondisclosure Agreement”), which shall continue in full force and effect in accordance with its terms. If this Agreement is terminated, the Nondisclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Nondisclosure Agreement.
          5.17.2 Upon or following the execution of this Agreement, Acquirer and the Company may issue a joint press release announcing the Merger. Acquirer may make any other public disclosures as it deems necessary or desirable in its sole discretion. The Company Entities shall not, and the Company Entities shall cause each Company Entities Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company Entities in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event an opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure, and the Company Entities shall use best efforts to provide Acquirer and its counsel with an opportunity to review prior to such disclosure and shall consider in good faith any comments by Acquirer or its counsel).
       5.18 BBS. MIG shall provide evidence satisfactory to Acquirer that it has either removed all bulletin board services functionality from its website (www.mig.com.cn) or that such functionality is compliant with the requirements of the 2000 Administrative Measures for Internet Information Services.
       5.19 Certain Copyrights. The Company Entities shall provide evidence satisfactory to Acquirer that it has registered the Copyrights specified on Schedule 5.19 with the Copyright Bureau of the PRC.

ARTICLE 5A
COVENANTS OF THE PRC SHAREHOLDERS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms continue or arise after the Closing), the PRC Shareholders hereby severally covenant and agree to act as follows, and the PRC Shareholders agree to ensure that the MIG and Qinwang so act (i) as long as they are still the trustee shareholders of MIG and Qinwang or (ii) to the extent they continue to exert any control or influence over the actions of MIG or Qinwang:
       5A.1 Necessary Consents. The PRC Shareholders will in good faith use all reasonable efforts to promptly obtain such written consents, waivers, releases and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5A in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Acquirer to carry on the Company Entities immediately after the Closing Date and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which the PRC Shareholders is a party or is bound or by which any of the Company Entities’ assets is bound.
       5A.2 Appointment of Trustee Shareholders. The PRC Shareholders, as applicable, shall take all action necessary in accordance with this Agreement, its Charter Documents and the laws of the PRC to appoint the PRC nationals designated by Acquirer as trustee shareholders of MIG and Qinwang and removing the PRC Shareholders as trustee shareholders of MIG and Qinwang, including without limitation, successful registration of such shareholder changes (i) prior to Closing with the competent Administration of Industry and Commerce; and (ii) within 4 months after Closing with the competent Administration of Telecommunications.
       5A.3 Termination of Certain Affiliations with Since Times. Each of Wang Bin and Wang Xin shall provide evidence satisfactory to Acquirer of the termination of all affiliation with Since Times, including but not limited to each of the following:
               (a) Share Transfer Agreement relating to Wang Bin’s and Wang Xin’s transfer of their holding in Since Times to an entity unrelated to him;
               (b) Shareholder resolutions removing Wang Bin from his position as general manager, Executive Director, Supervisor and any other managerial position in Since Times; and
               (c) Any documents necessary for the registration of the amendments in (a) and (b) above with the competent PRC authorities.
               (d) Records of the competent PRC authorities evidencing the successful registration of the foregoing.

       5A.4 Termination of Certain Affiliations of Wang Bin. Wang Bin shall provide evidence satisfactory to Acquirer of the termination of all affiliation with Jinan Mai Li Fang Communication Co. Ltd. and Shanghai Mai Li Fang Communications Co. Ltd., including but not limited to the termination of each of the following:
               (a) Share Transfer Agreement relating to Wang Bin’s transfer of his holding in Jinan Mai Li Fang Communication Co. Ltd. to an entity unrelated to him;
               (b) Shareholder resolutions removing Wang Bin from his position as general manager, Executive Director, Supervisor and any other managerial position in Jinan Mai Li Fang Communication Co. Ltd.;
               (c) Share Transfer Agreement relating to Wang Bin’s transfer of his holding in Shanghai Mai Li Fang Communications Co. Ltd. to an entity unrelated to him;
               (d) Shareholder resolutions removing Wang Bin from his position as general manager, Executive Director, Supervisor and any other managerial position in Shanghai Mai Li Fang Communications Co. Ltd.;
               (e) Any documents necessary for the registration of the amendments in (a)-(d) above with the competent PRC authorities.
               (f) Records of the competent PRC authorities evidencing the successful registration of the foregoing.
       5A.5 Termination of Certain Affiliations of Wang Xin. Wang Xin shall provide evidence satisfactory to Acquirer of the termination of all affiliation with Beijing Yangguang Tengsi Mobile Technology Co. Ltd. and Beijing Tong Rong Tong Xin Xi Ji Shu Limited. within three months of the Closing Date, including but not limited to the termination of each of the following:.
               (a) Share Transfer Agreement relating to Wang Xin’s transfer of his holding in Beijing Yangguang Tengsi Mobile Technology Co. Ltd. to an entity unrelated to him;
               (b) Shareholder resolutions removing Wang Xin from his position as general manager, Executive Director, Supervisor and any other managerial position in Beijing Yangguang Tengsi Mobile Technology Co. Ltd.;
               (c) Share Transfer Agreement relating to Wang Xin’s transfer of his holding in Beijing Tong Rong Tong Xin Xi Ji Shu Limited to an entity unrelated to him;
               (d) Shareholder resolutions removing Wang Xin from his position as general manager, Executive Director, Supervisor and any other managerial position in Beijing Tong Rong Tong Xin Xi Ji Shu Limited;

               (e) Any documents necessary for the registration of the amendments in (a)-(d) above with the competent PRC authorities.
               (f) Records of the competent PRC authorities evidencing the successful registration of the foregoing.
       5A.6 PRC Transfer Documents. The PRC Shareholders shall provide evidence satisfactory to Acquirer that the following documents evidencing the relationship between MIG, Qinwang and the PRC Shareholders and all other parties thereto have been finalized and executed by MIG and Qinwang:
               (a) Share Transfer Agreements between each of the PRC Shareholders and PRC nationals designated by Acquirer
               (b) Resolutions of the PRC Shareholders to remove the general manager, executive director, supervisor and other management personnel of each of MIG and Qinwang, and to appoint individuals designated by Acquirer to these positions.
               (c) Any documents necessary for this registration of the amendments in (a) and (b) above with the competent PRC authorities.
       5A.7 Reasonable Efforts. The PRC Shareholders will use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent of such PRC Shareholder as set forth in further detail in the applicable sections and subsections of Articles 7 and 9, as promptly as reasonably practicable and will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things as may be necessary or reasonably desirable to effect completely the Merger and the other transactions provided for herein as promptly as reasonably practicable.
       5A.8 Further Assurances. If, at any time after the Closing, Acquirer considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes of this Agreement at or after the Closing, then the PRC Shareholders shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement. The parties hereto further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into Sub (with Sub to be the surviving company) or to cause Company to merge into Acquirer or a different direct or indirect subsidiary of Acquirer, provided, however, that any such change in structure shall not (x) adversely affect any Company Shareholders, (y) result in any representation or warranty of the Company Entities to become untrue or closing condition of the Company Entities to fail to be satisfied, and (z) entitle Acquirer to any indemnification as a result of any Damages caused by such change in structure.

       5A.9 Stock Power. For so long after Closing as he or she remains the registered holder of any of the Company Entities equity, and subject to the documents executed among MIG, the PRC Shareholders and the Company, as applicable (or other securities, including but not limited to Company shares), each of the PRC Shareholders shall hold such shares and any distributions of profits or assets in respect thereof and all other property and rights arising out of or deriving from them on trust and as nominee for Acquirer and shall deal with and dispose of such shares and exercise all rights conferred by him or her holding such shares as Acquirer directs. Each of the PRC Shareholders hereby appoints Acquirer (or such Person as Acquirer may direct) to be his or her attorney (“Attorney”) in his or her name and on his or her behalf from the date of Closing to the date on which transfers of the such shares are registered in favour of Acquirer (or as Acquirer may direct) pursuant to this Agreement (“Period”), to vote at meetings of securityholders of the Company Entities or any meetings of any class or part thereof and to execute any form or form of acceptance and such other documents as may be necessary in connection with any resolutions put to securityholders of the Company Entities (or any class or part thereof) including without limitation, any written resolutions, consents or proxy forms and to make any amendments thereto which the Attorney may in his absolute discretion deem to be necessary on the basis that this appointment shall be on an unconditional and irrevocable basis for the Period. Each of the PRC Shareholders undertakes to ratify and confirm whatever the Attorney shall, in his name or on his behalf, do or purport to do by virtue or in pursuance of this power of attorney.
       5A.10 Wang Bin and Wang Xin hereby covenant that (i) at any time after the date hereof, Beijing Feibu Business and Trade Co., Ltd. and Beijing Phoenix Tree Technology Co., Ltd. will remain dormant and shall not conduct any business unless approved by the Acquirer, (ii) neither of the abovementioned entities shall in any way adversely affect the business of Company Entities or Wang Xin and Wang Bin’s provision of services to Company Entities.
ARTICLE 6
ACQUIRER COVENANTS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms continue or arise after the Closing), Acquirer covenants and agrees to act as follows:
       6.1 Regulatory Approvals. Acquirer will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which the Company Entities may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement. Acquirer will in good faith use its commercially reasonable efforts to promptly obtain, and to cooperate with the Company Entities to promptly obtain, all such authorizations, approvals and consents.

       6.2 Satisfaction of Conditions Precedent. Acquirer will use reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 8 as promptly as reasonably practicable and will use reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably practicable.
ARTICLE 7
CLOSING MATTERS
       7.1 The Closing. Subject to termination of this Agreement as provided in Article 10 below, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 or such other place that Acquirer and the Company may mutually agree upon within two (2) business days after all of the conditions to Closing set forth in Articles 8 and 9 herein have been satisfied and/or waived in accordance with this Agreement, or on such other day as Acquirer and the Company may mutually agree on (the “Closing Date”).
       7.2 Exchanges at the Closing.
          7.2.1 Acquirer Deliveries. Subject to the fulfillment (or waiver) of all conditions precedent to Acquirer’s obligation to effect the Closing under Article 9, at the Closing, in consideration and against delivery by the Company Entities and each of the PRC Shareholders of all items, documents, agreements and certificates required to be delivered to Acquirer by the Company Entities and each of the PRC Shareholders at or before the Closing pursuant to Section 7.2.2 and/or Article 9 herein, Acquirer (in addition to any other items required by this Agreement to be delivered by Acquirer at or before the Closing) will deliver to the respective parties thereto, any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 8 which have not been previously delivered, in consideration and against delivery by the Company Entities of all items, documents, agreements and certificates required to be delivered by the Company Entities at or before the Closing pursuant to Section 7.2.2 and/or Article 10 herein:
               (a) evidence of the payment of the Initial Merger Consideration to the Exchange Agent as provided in Section 2.11; and
               (b) evidence of the payment of the Escrow Cash to the Escrow Agent as provided in Section 2.6;
               (c) the duly executed Escrow Agreement;
               (d) the Securityholders Agreement duly executed by Acquirer;
               (e) the receipts of all of the documents provided by the Company Entities to the legal counsel and tax advisor of the Acquirer; and

               (f) any other items, instruments, documents and agreements required as condition to consummate the Closing as set for tin Article 9 which have not been previously delivered.
          7.2.2 Company Entities Deliveries. Subject to the fulfillment of all conditions precedent to the Company Entities’ obligation to effect the Closing under Article 8, at the Closing, the Company Entities and each of the PRC Shareholders, as applicable, will deliver to Acquirer (in addition to any other items required by this Agreement to be delivered by the Company Entities and the Representative at or before the Closing), in consideration and against delivery by Acquirer of all items, documents, agreements and certificates required to be delivered by Acquirer at or before the Closing pursuant to Section 7.2.1 and/or Article 8 herein:
               (a) the original share register of the Company;
               (b) an executed certification of each Company Shareholders on Internal Revenue Service Form W-8BEN that such securityholder is not a “United States person” within the meaning of the Code;
               (c) in the case of each Company securityholder, a Securityholders Agreement duly executed by each Company securityholder, attached hereto as Exhibit E by and between Acquirer and such Company securityholder;
               (d) the Company Entities Closing Net Working Capital Statement;
               (e) the Company Entities Transaction Expenses Certificate;
               (f) the Spreadsheet and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the Spreadsheet is true, correct and complete;
               (g) evidence of the Company Entities’ receipt of all consents, waivers and approvals from third parties and Governmental Authorities, if any, necessary to effect the transactions contemplated hereby under the contracts listed or described in Schedule 3.13 to the Company Disclosure Letter and Schedule 3A.1 to the PRC Shareholders Disclosure Letter;
               (h) evidence satisfactory to Acquirer of the satisfaction of the covenants set forth in Section 5.7 by the Company Entities and the PRC Shareholders, as applicable;
               (i) letters of resignation from each officer and member of the Board of Directors of the Company Entities;
               (j) written acknowledgments pursuant to which the Company Entities’ outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company Entities, or who is otherwise entitled to any compensation from the Company Entities, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by any of the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;
               (k) Secretary’s Certificates, executed by the each of the Company Entities’ respective corporate secretary or equivalent officer, attaching copies of the each of the Company Entities respective Charter Documents, as currently in effect, and executed copies of resolutions adopted by each of the Company Entities’ respective Board of Directors and, in the case of the Company, the Company Shareholders approving this Agreement and the transactions contemplated hereby; and
               (l) any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 9 which have not been previously delivered.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE COMPANY ENTITIES
      The obligations of the Company Entities to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company Entities, but only in a writing signed on behalf of the Company Entities by a duly authorized officer of the Company Entities):
       8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement will be true and correct on the Agreement Date and on the Closing Date with the same force and effect as if they had been made on the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of each of Acquirer and Sub.
       8.2 Covenants. Acquirer and Sub will have performed and complied with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer or Sub, as applicable, on or before the Closing), and the Company will have received a certificate dated as of the Closing

Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of each of Acquirer and Sub.
       8.3 Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted or adopted, or threatened by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or Action, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on the Merger or any other material transaction contemplated by this Agreement.
       8.4 Payment of the Initial Merger Consideration. Acquirer will have paid the Initial Merger Consideration to the Exchange Agent in accordance with Article 2.
       8.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.
       8.6 Material Adverse Change. There will not have been any Material Adverse Change to Acquirer and its subsidiaries, taken as a whole, and the Company will have received a certificate to such effect signed by an officer of Acquirer.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUB
      The obligations of Acquirer to consummate the Merger are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, but only in writing signed on behalf of Acquirer and Sub by a duly authorized officer of each of Acquirer and Sub):
       9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company Entities and the PRC Shareholders set forth in this Agreement will be true and correct on the Agreement Date and on the Closing Date with the same force and effect as if they had been made on the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of the Company Entities by each of the PRC Shareholders and each respective Company Entities’ Chief Executive Officer.
       9.2 Covenants. The Company Entities and the PRC Shareholders will have performed and complied with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by the Company Entities on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed by each of the PRC Shareholders and on behalf of the Company Entities by each respective Company Entities’ Chief Executive Officer.
       9.3 No Material Adverse Change. There shall not have occurred after the Agreement Date any Material Adverse Change to the Company Entities individually or collectively and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of the Company Entities by each respective Company Entities’ Chief Executive Officer
       9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted, adopted or threatened by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or Action, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Acquirer’s right (or the right of the Surviving Company) to own, retain, use or operate any material portion of its products, assets or properties (including products, assets or properties of the Company Entities) on or after the Effective Time or seeking a disposition or divestiture of any such products, assets or properties.
       9.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.
       9.6 Consents. Acquirer will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates (including without limitation those set forth in Schedule 3.13 to the Company Disclosure Letter and Schedule 3A.1 to the PRC Shareholders Disclosure Letter) contemplated by this Agreement or the Company Disclosure Letter or the PRC Shareholders Disclosure Letter or reasonably deemed necessary by Acquirer’s legal counsel to provide for the continuation in full force and effect of any and all Material Agreements after the Merger, the preservation of Company Entities IP Rights and other assets and properties after the Merger and for Acquirer to consummate the Merger and the other transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Acquirer.
       9.7 Continued Employment of Key Employees and Specified Employees. Each of the Key Employees and 90% of the Specified Employees shall have continued to be employed as full-time employees of the Company Entities at all times from the Agreement Date through the Closing Date.
       9.8 Employment Agreements, Employee IP Agreements and Non-Competition Agreements. The Key Employees shall have executed and delivered to Acquirer a Key Employee Employment Agreement, Employee IP Agreement and Key Employee

Noncompetition Agreement, with such agreements being effective and in full force as of the Closing. All of the Specified Employees employed as of the Closing date shall have executed and delivered to Acquirer a Specified Employee Employment Agreement, Employee IP Agreement and Specified Employee Noncompetition Agreement, with such agreements being effective and in full force as of the Closing, provided that Acquirer shall provide the execution copies of the Key Employee Employment Agreements, Employee IP Agreements and Key Employee Non-Competition Agreements before or on the day of execution of this Agreement.
       9.9 Resignation of Directors and Officers. At the request of Acquirer, all Persons holding the position of a director or officer (or comparable position) of the Company Entities in office immediately prior to the Effective Time will have resigned in writing from such positions effective as of the Effective Time.
       9.10 Expense Certificates. Acquirer shall have received, at least two business days prior to the Closing Date, a certificate executed by the Chief Executive Officer of each of the Company Entities (the “Expense Certificates”) setting forth (a) the Expenses, including a reasonable, good faith estimate of such Expenses expected to be incurred after the Closing (specifying the amounts owed to each party), (b) the wire transfer instructions for each party owed payments relating to the Expenses, and (c) the aggregate amount of the Expense Deduction, if any.
       9.11 Debt. All Debt (other than as set forth on Schedule 9.11 to the Company Disclosure Letter) shall be prepaid three business days prior to the Closing pursuant the terms of the agreements governing such Debt.
       9.12 Intellectual Property and Invention Assignment Agreements. Prior to the Closing, all current and former officers, employees, consultants and independent contractors of the Company Entities having access to proprietary or confidential information of the Company Entities, its customers or business partners and inventions owned by the Company Entities shall have executed an agreement regarding the protection of such proprietary or confidential information and the assignment of inventions to the Company Entities in a form that is reasonably satisfying to Acquirer, in its sole discretion.
       9.13 Closing Deliverables. Acquirer will have received each of the agreements, instruments, consents, waivers and other documents set forth in Section 7.2.2; provided, however, that such receipt will not be deemed to be an agreement by Acquirer that such documents are accurate and will not be deemed to be an acknowledgement or agreement by Acquirer that the representations and warranties of these Company Entities herein are true and correct or diminish Acquirer’s remedies under this Agreement if such representations and warranties are not true and correct.
       9.14 Opinion of the Company’s Counsel. Acquirer will have received (a) from Maples and Calder, legal counsel to the Company, an opinion substantially in the form attached hereto as Exhibit F-1, and (b) from Jun He, legal counsel to the Company, an opinion substantially in the form attached hereto as Exhibit F-2.
       9.15 Submission of Documents for Shareholder and Management Changes. Acquirer will have received evidence satisfactory to it, such determination being at the sole discretion of Acquirer, that the documents set forth in Section 5.7.3 have been duly submitted to the competent PRC company registry and telecommunications administration authorities.
       9.16 Establishment of New WFOE. The New WFOE will be duly organized, validly existing and in good standing under the laws of the PRC, have the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted, and will be qualified to transact business and in good standing in each jurisdiction in which its failure to be so qualified would materially affect such entity or any of the other Company Entities, either individually or collectively.
ARTICLE 10
TERMINATION OF AGREEMENT
       10.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger:
          10.1.1 by the mutual written consent of Acquirer and the Company;
          10.1.2 by either Acquirer or the Company Entities, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Right Date; provided, however, that the right to terminate this Agreement under this Section 10.1.2 will not be available to any party whose breach of any covenant or agreement hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;
          10.1.3 by Acquirer (at any time before the adoption of this Agreement by the required vote of the Company Shareholders), if a Triggering Event will have occurred;
          10.1.4 by the Company, if (i) there has been a breach by Acquirer or Sub of any representation, warranty, covenant or agreement contained herein on the part of Acquirer or Sub, or if any representation or warranty of Acquirer or Sub will have become untrue, and which Acquirer or Sub fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to Acquirer or Sub by the Company (except that no cure period will be provided for a breach by Acquirer or Sub which by its nature cannot be cured), and (ii) such breach or failure to be true would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1.4 will not be available to the Company Entities if the Company Entities are at that time in material breach of this Agreement;
          10.1.5 by Acquirer, if (i) there has been a breach by the Company Entities of any representation, warranty, covenant or agreement contained herein on the part of the Company Entities, or if any representation or warranty of the Company Entities will have become untrue, and which the Company Entities fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to the Company Entities by Acquirer (except that no cure period will be provided for a breach by the Company Entities which by its nature cannot be cured), and (ii) such breach or failure to be true would result in the failure of any of the conditions set forth in Article 9 to be satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1.5 will not be available to Acquirer if Acquirer is at that time in material breach of this Agreement;
          10.1.6 by either the Company or Acquirer, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger becomes final and nonappealable, or (ii) the Requisite Vote is not obtained; provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.1.6 will not be available to the Company Entities where the failure to obtain the Requisite Vote will have been caused by the action or failure to act of the Company Entities and such action or failure to act constitutes a material breach of this Agreement; or
          10.1.7 by Acquirer, if the Requisite Vote is modified, withdrawn or otherwise of no force and effect at any time following the execution of this Agreement by the parties hereto;
          10.1.8 by Acquirer, if a Material Adverse Change on the Company Entities shall have occurred prior to the Effective Time.
          Any termination of this Agreement under Sections 10.1.2 through 10.1.8 will be effective by the delivery of a written notice of the terminating party to the other party hereto. For the purposes of this Agreement, a “Triggering Event” will be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof for any reason withdraws, or amends or modifies in a manner adverse to Acquirer, its recommendation in favor of the approval and adoption of this Agreement or approval of the Merger; (ii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption of this Agreement and approval of the Merger within five business days after Acquirer requests in writing that such recommendation be reaffirmed at any time following the receipt by Company of an Acquisition Proposal; or (iii) Company breaches any of the provisions of Section 5.9.
       10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that (a) Section 5.17 (Public Disclosure), this Section 10.2 (Effect of Termination) and Article 12 (Miscellaneous) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement.
ARTICLE 11
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES
       11.1 Survival of Representations and Warranties. All representations and warranties of the Company Entities and the PRC Shareholders contained in this Agreement, including the Company Disclosure Letter, the PRC Shareholders Disclosure Letter and in the other certificates contemplated by this Agreement, shall remain operative and in full force and effect, regardless of any investigation, discovery or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is 18 months following the Closing Date (the “Release Date”); provided, however, that the representations and warranties of the Company Entities contained in Section 3.2 (Capitalization; Title to Shares), Section 3.4 (Power, Authorization and Validity), Section 3.7 (Taxes) and Section 3.14 (Intellectual Property) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for the Claim (as defined in Section 11.5) which seeks recovery of Damages arising out of a breach of such representations or warranties; provided further, that the representations and warranties shall not terminate with respect to any Claim based upon any misrepresentation or breach of a representation or warranty that is submitted in accordance with this Agreement until such Claim is fully resolved; provided, further, that any Indemnified Person (as defined in Section 11.2) will be entitled to seek recovery for fraud and/or intentional misrepresentation until the expiration of the applicable statute of limitations for any Claim alleging fraud and/or intentional misrepresentation. All representations and warranties of Acquirer and Sub contained in this Agreement and the other agreements, certificates and documents contemplated by this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time. All covenants of the parties will survive according to their respective terms.
       11.2 Indemnification Obligations. Subject to the provisions and limitations set forth in Section 11.3, each Company Shareholder (each, and the Representative on behalf of any Company Shareholders, an “Indemnifying Person” and, collectively, the “Indemnifying Persons”), jointly and severally, shall indemnify, defend and hold harmless Acquirer, the Surviving Company and their respective officers, directors, agents, representatives, securityholders and employees, and assigns and successors (collectively, the “Indemnified Persons” and each individually, an "Indemnified Person”) from and against any Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of:

          11.2.1 any inaccuracy, misrepresentation or untruth in any representation or warranty of the Company Entities or any PRC Shareholder contained in this Agreement, the Articles of Merger and Plan of Merger, the Company Disclosure Letter, the PRC Shareholders Disclosure Letter or any certificate or document delivered pursuant to his Agreement, as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except for any such representations and warranties that, by their terms, speak only as of a specific date or dates);
          11.2.2 any breach of or default in connection with any of the covenants or agreements made by the Company Entities or any PRC Shareholder in this Agreement, the Company Disclosure Letter, the PRC Shareholders Disclosure Letter or any certificate or document delivered pursuant to this Agreement;
          11.2.3 any Expenses not the subject of an Expense Deduction as of the Closing;
          11.2.4 any amount by which the Net Working Capital of the Company Entities is negative as of the Closing;
          11.2.5 any litigation commenced by or on behalf of the Company Entities or the Company Shareholders and pertaining to matters occurring at or prior to the Closing (whether such litigation is commenced before or after the Closing); and
          11.2.6 any deficiencies associated with the documentation of the control relationship between the Company and the PRC Entities and between the PRC Entities before the Closing.
          11.2.7 any expenses paid by the Company Entities relating to the operation of Since Times after the Closing Date in excess of RMB180,000.
       11.3 Limitation on Liability.
          11.3.1 Time Limit of Claims. No Claim may be asserted or brought by an Indemnified Person against the Indemnifying Persons after the Release Date except with respect to Claims arising from or relating to (i) fraud or intentional misrepresentation, (ii) representations and warranties contained in Section 3.2 (Capitalization, Title to Shares), Section 3.4 (Power, Authorization and Validity), Section 3.7 (Taxes) and Section 3.14 (Intellectual Property) which may be brought by an Indemnified Person against the Indemnifying Persons until the applicable statute of limitations expires; provided, however, that any Claim asserted by an Indemnified Person against the Indemnifying Persons prior to the applicable preceding deadline may thereafter be prosecuted as provided in this Article 11 and recovery on such Claim may be had by the Indemnified Person as provided herein.
          11.3.2 Earnout Holdback. By virtue of this Agreement, the Earnout Amount shall serve as partial security for the indemnity obligations of the Indemnifying Parties provided for in Section 11.2 hereof, subject to the limitations set forth in this Section 11.3. To the extent that Damages are recoverable pursuant to this Article 11, the Indemnified Parties shall have the right to set-off the amount of any unsatisfied Damages in excess of the value of the Escrow Cash against the Earnout Amount. For the sake of clarity, it being understood that any recovery of Damages shall first be made against the Escrow Cash; if the aggregate Damages exceeds the Escrow Cash, Acquirer may seek further indemnification by means of a reduction in the Earnout Amount that may be earned and may become payable in the future pursuant to Schedule 2.2.1 hereto and then by means of recovery of the Earnout Amount previously paid to Company Shareholders, if any. Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit an Indemnified Party in any manner in the enforcement of any other remedies that may be available to it. Any such amounts so set-off shall reduce such Earnout Amount, as applicable, and not be distributed to the Company Shareholders with (i) each amount set-off in respect of a Settled Claim (as defined in Section 11.7) being retained by Acquirer in respect thereof and (ii) each amount set-off in respect of an Contested Claim (as defined in Section 11.7) being held back by Acquirer pending resolution thereof (such held back amount, the “Earnout Holdback”). If any such Contested Claims become Settled Claims, such claims shall, subject to the limitations and conditions of this Article 11, be satisfied by set-off against the Earnout Holdback. As soon as a Contested Claim is resolved and such portion thereof (if any) that becomes a Settled Claim has been set-off against the Earnout Holdback, Acquirer shall deliver to the Company Shareholders the portion of the Earnout Holdback relating to such claim that is not so set-off; provided, however that the portion to be so distributed shall be reduced if and to the extent necessary to ensure that following any such distribution the remaining Earnout Holdback shall be no less than the aggregate value of the remaining Contested Claims. For the avoidance of doubt, it being understood that if no Claims are filed by the Earnout Payment Date or all Contested Claims become Settled Claims on or before the Earnout Payment Date, the Earnout Amount shall be paid by Acquirer to the Company Shareholders in accordance with Article 2 and Schedule 2.21. If there are Claims filed prior to the Earnout Payment Date, the part of the Earnout Amount exceeding the damages set forth in such Claims shall be paid to the Company Shareholders in accordance with Article 2 and Schedule 2.2.1.
          11.3.3 Indemnifiable Damage Threshold. Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a Claim (as defined in Section 11.5) that does not involve fraud, willful breach or intentional misrepresentation by the Company Entities, unless and until a Notice of Claim (as defined in Section 11.5) describing Damages in an aggregate amount greater than $10,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may recover from the Escrow Cash for all Damages (including the amount of the Threshold).
          11.3.4 Materiality Determination. For the purpose of determining the existence of, or the amount of the Damages resulting from, a breach or inaccuracy of a representation or warranty of the Company for purposes of this Article 11, any “materiality” or “Material Adverse Change” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).
       11.4 Appointment of Representative. Each Indemnifying Person approves the designation of and designates Wang Xin as the representative and as the attorney-in-fact and agent for and on behalf of each Indemnifying Person (the “Representative”) with respect to claims for indemnification pursuant to this Article 11 and disputes with respect to the payment of the Earnout Amount as set forth in Schedule 2.2.1 hereto and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to (a) authorize the release to Acquirer of the relevant portion of the Escrow or the return or cancellation of the Earnout Amount (subject to the constraints set forth in Section 11.3) in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 11; (b) resolve, settle or compromise, and/or comply with orders of courts with respect to, any claim for indemnification made pursuant to this Article 11; (c) decide whether or not to challenge the Earnout Amount paid, (d) resolve, settle or compromise any disputes with respect to the Earnout Amount and the satisfaction of any Milestone (as set forth in Schedule 2.2.1), and (e) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Indemnifying Person with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 11 and all rights or obligations arising under this Article 11. The Indemnifying Persons will be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and the Indemnified Persons will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Indemnifying Person in the absence of gross negligence or willful misconduct on the part of the Representative. Each Indemnifying Person will severally, and not jointly, on a pro rata basis based on such person’s Pro Rata Share, indemnify and hold harmless the Representative from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid directly by the Indemnifying Persons to the Representative on a pro rata basis based on each such person’s Pro Rata Share, and no such amounts will be paid from the Escrow Cash.
       11.5 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 11. Acquirer will give a written notice of a Claim executed by an officer of Acquirer (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Acquirer may give a Notice of Claim at any time after any Indemnified Person suffers Damages or is subject to an Action that may give rise to a Claim, subject to the limitations set forth in Section 11.3(c). Acquirer will deliver a Notice of Claim based on, arising from, relating to or caused by:

          11.5.1 any item specified in Section 11.2 or
          11.5.2 the assertion, whether oral or in writing, against any Indemnified Person of an Action brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 11.2.
          11.5.3 No delay on the part of Acquirer in giving the Representative a Notice of Claim will relieve the Representative or any Indemnifying Person from any of its obligations pursuant to this Article 11 unless (and then only to the extent that) the Representative or such Indemnifying Person is materially prejudiced thereby. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder.
       11.6 Contents of Notice of Claim. Each Notice of Claim by Acquirer given pursuant to Section 11.5 will contain the following:
          11.6.1 a statement that the Indemnified Person has incurred, paid or accrued (in accordance with U.S. GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with U.S. GAAP) Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and
          11.6.2 a brief description, in reasonable detail (to the extent reasonably available to Acquirer), of the facts, circumstances or events giving rise to the alleged Damages based on Acquirer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquirer) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the sections of this Agreement alleged to have been breached.
       11.7 Resolution of Notice of Claim. Each Notice of Claim delivered by Acquirer will be resolved as follows:
          11.7.1 Uncontested Claims. If, within 20 calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in a writing given to Acquirer as provided in Section 11.7.2, then the Representative will be conclusively deemed to have consented, on behalf of all Indemnifying Persons, to the recovery by the Indemnified Person of the full amount of the Damages specified in the Notice of Claim, including the forfeiture of such portion of the Escrow Cash and the Earnout Amount sufficient to satisfy such Damages and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Persons for such amount in any court having jurisdiction over the matter where venue is proper.

          11.7.2 Contested Claims. If the Representative gives Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20 calendar day period specified in Section 11.7.1, then such Contested Claim will be resolved either (i) by a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, in any court of competent jurisdiction located in San Mateo County, California.
          11.7.3 Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by Acquirer and the Representative (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.
       11.8 Defense of Third-Party Claims.
          11.8.1 Except as provided below, Acquirer will defend any Third-Party Claim, and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder. Within ten calendar days of delivery of the Notice of Claim regarding any Third-Party Claim, the Representative may, at the expense of the Indemnifying Persons, elect to prosecute such Third-Party Claim to conclusion or settlement satisfactory to the Representative, conditioned on the Representative using counsel reasonably acceptable to Acquirer; provided, however, that the Representative may not elect to prosecute or settle any such Third-Party Claim if (i) such Third-Party Claim seeks injunctive or other equitable relief against Acquirer or the Surviving Company, (ii) Damages sought under such Third-Party Claim, together with Damages sought under any other Claims then in dispute or pending, can reasonably be expected to exceed the value of the Escrow Cash that remains available for recovery of Damages, (iii) such Third-Party Claim relates to any Company Entities IP Right, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is, in the reasonable good faith judgment of Acquirer, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Acquirer.
          11.8.2 If the Representative makes the election to defend with respect to a Third-Party Claim as set forth in Section 11.8.1, then (i) the Representative will be deemed to have admitted that such Third-Party Claim is an indemnifiable Claim hereunder, (ii) Acquirer will have the right to participate, at its own expense and through counsel of its own selection, in all proceedings, and (iii) upon the conclusion or settlement of such Third-Party Claim, the Indemnified Person shall be entitled to recover Damages related to such Third-Party Claim from the Escrow Cash and the Earnout Amount. If the Representative defends a Third-Party Claim, it shall not, without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, such Third-Party Claim unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim, (ii) does not include an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person and (iii) does not include any injunctive or other non-monetary relief.
          11.8.3 If the Representative does not make such election with respect to a Third-Party Claim within the required time period, Acquirer will (i) be free to handle the prosecution or defense of such Third-Party Claim, (ii) take all necessary steps to contest such Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement satisfactory to Acquirer without requiring the consent of the Representative or the Indemnifying Persons, (iii) notify the Representative of the progress of such Third-Party Claim, (iv) permit the Representative, at the Representative’s expense, to participate in the settlement negotiations with respect to such Third-Party Claim, and (v) provide the Representative with reasonable access to all relevant information and documentation relating to such Third-Party Claim and Acquirer’s prosecution or defense thereof to the extent that access to such information and documentation by the Representative does not affect any privilege relating to the Indemnified Person. Upon the conclusion or settlement of a Third-Party Claim, which Third-Party Claim the Representative has elected to not defend, the Indemnified Party will provide the Representative with written notice of such conclusion or settlement (“Notice of Conclusion"). Within twenty (20) calendar days of delivery of such Notice of Conclusion, the Representative shall elect in writing to (A) admit that such Third-Party Claim is an indemnifiable Claim hereunder, in which case the Indemnified Person shall be entitled to recover Damages related to such Third-Party Claim or (B) dispute, in accordance with the provisions of Section 11.1 and Section 11.7, whether such Third-Party Claim is an indemnifiable Claim hereunder. If the Representative fails to make an election in accordance with the preceding sentence, then the Representative will be conclusively deemed to have admitted that such Third-Party Claim is an indemnifiable Claim hereunder and the Indemnified Person shall be entitled to recover Damages related to such Third-Party Claim from the Escrow Cash and the Earnout Amount. In any case, the party not in control of such Third-Party Claim will cooperate with the other party in the conduct of the prosecution or defense thereof.
       11.9 Release of Remaining Escrow Cash.
          11.9.1 Within five business days following the 18-month anniversary of the Effective Time (the "Escrow Release Date”), the Acquirer will deliver to the Company Shareholders the portion of the Escrow Cash in excess of the amount that is necessary to satisfy all unsatisfied or disputed Claims specified in any Notice of Claim delivered to the Representative before the Escrow Release Date, pursuant to the terms of the Escrow Agreement.
          11.9.2 If any Claims are pending but not resolved on the Escrow Release Date, then the Escrow Agent will retain possession and custody of that portion of the Escrow Cash that equals the total maximum amount of Damages then being claimed by the Indemnified Persons in all such pending Claims, and, as soon as all such Claims have been resolved, the Acquirer will deliver a written notice to the Escrow Agent to pay the Company Shareholders any remaining portion of the Escrow Cash not required to satisfy such Claims, pursuant to the Escrow Agreement.

ARTICLE 12
MISCELLANEOUS
       12.1 Governing Law. The internal laws of the California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that any matters related to the effectiveness of the Merger shall be governed by British Virgin Islands law. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the State of California, in the event any dispute arises out of this Agreement or any of the transactions contemplated in this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated in this Agreement in any court other than the State of California and the Federal courts of the United States of America located within the State of California.
       12.2 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign any of its or his rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
       12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
       12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.
       12.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby, provided that following the Closing, the Representative may bind all Company Shareholders. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No such waiver will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
       12.6 Fees and Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that if the Merger is consummated, Acquirer will pay at the Closing by wire transfer of immediately available funds the Expenses as set forth in the Expense Certificates pursuant to Section 9.10, provided, that any and all Expenses will be deducted by Acquirer from the Initial Merger Consideration at the Closing (such deduction referred to herein as the “Expense Deduction”). Other than as set forth in Article 12, Acquirer shall not be required to pay any Expenses incurred by the Company Entities or the Company Shareholders in connection with this Agreement and the transactions contemplated hereby other than the Expenses.
       12.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in Person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Acquirer:
Glu Mobile Inc.
1800 Gateway Drive, Second Floor
San Mateo, CA 94404
Attention: Chief Executive Officer
Fax Number: (650) 571-5698
with copies to:
Glu Mobile Inc.
1800 Gateway Drive, Second Floor
San Mateo, CA 94404
Attention: Vice President and General Counsel
Fax Number: (650) 571-5698
and
Fenwick & West, LLP
801 California Street
Mountain View, CA 94041
Attention: Mark Stevens, Esq.
Fax Number: (650) 938-5200
If to the Company Entities:
Awaken Limited
Offshore Incorporations Centre
P.O. Box 957
Road Town, Tortola
British Virgin Islands
Attention: Wang Bin, Chief Executive Officer
Fax Number: 86-10-65101811 x233
with a copy to:
Jun He Law Offices
China Resources Building, 20th Floor
8 Jianguomenbei Avenue
Beijing, 100005
P.R. China
Attention: Yu Xie, Partner
Fax Number: 8610-8519-1350

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.7.
       12.8 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference in this Agreement to an Article, a Section or an exhibit will mean an Article, a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.
       12.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.
       12.10 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, securityholder, partner, employee or any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.
       12.11 Exchange Rate. For purpose of this Agreement other than Schedule 2.2.1, any conversion of amounts otherwise set forth in RMB into United States Dollars (or vice versa) shall be based on the exchange rate in effect on the day prior to the Closing Date as quoted by the Wall Street Journal.
       12.12 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. If Acquirer is acquired by any party, this Agreement is still valid and binding upon the parties hereto.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have
executed this Agreement as of the date first above written.

GLU MOBILE INC.

By:	/s/ L. Gregory Ballard
Name:	L. Gregory Ballard
Title:	Chief Executive Officer

MAVERICK ACQUISITION CORP.

By:	/s/ Albert A. Pimentel
Name:	Albert A. Pimentel
Title:	Chief Financial Officer

[Signature Page To Merger Agreement]

AWAKEN LIMITED

By:	/s/ Wang Bin
Name:	Wang Bin
Title:	Director
WANG BIN

/s/ Wang Bin

AWAKEN (BEIJING) COMMUNICATIONS TECHNOLOGY CO. LTD.		WANG XIN

By:	/s/ Wang Bin	/s/ Xin Wang

Name:	Wang Bin

Title:	General Manager	YOU YANLI

/s/ You Yan Li

BEIJING ZHANGZHONG MIG INFORMATION TECHNOLOGY CO. LTD.		REPRESENTATIVE

By:	/s/ You Yan Li	/s/ Xin Wang

Name:	You Yan Li	Wang Xin

Title:	General Manager

BEIJING QINWANG TECHNOLOGY CO. LTD.

By:	/s/ Xin Wang

Name:	Wang Xin

Title:	Authorized Signatory

[Signature Page To Merger Agreement]